UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Trustmark Corporation

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2015 Proxy Statement

Trustmark
Banking and Financial Solutions

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2015 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

  DATE AND TIME

  Tuesday, April 28, 2015, at 2:00 p.m.

  LOCATION

  Trustmark Conference Center

  Mississippi Sports Hall of Fame

  1152 Lakeland Drive

  Jackson, Mississippi 39216

ITEMS OF BUSINESS

1)	To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.
2)	To provide advisory approval of Trustmark’s executive compensation.
3)	To approve the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan.
4)	To ratify the selection of KPMG LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2015.
5)	To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on February 17, 2015, are eligible to vote at the meeting in person or by proxy.

PROXY VOTING/REVOCATION

•	You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. You may vote your shares by Internet by following the instructions on the Notice of Internet Availability or proxy card.
•	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the enclosed reply envelope.
•	If you do attend the meeting, you may revoke your proxy prior to the voting thereof. You may revoke your proxy by following the instructions on page 2 of the proxy statement.

T. Harris Collier III
Secretary of the Board

GENERAL INFORMATION

Solicitation by the Board of Directors

This proxy statement is being sent on or about March 16, 2015, in connection with the solicitation by the Board of Directors of Trustmark Corporation (Trustmark) of proxies to be voted at the 2015 Annual Meeting of Shareholders (the Annual Meeting) and at any adjournment or postponement thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.

Trustmark is furnishing this proxy statement over the Internet to most shareholders to lower the cost of this solicitation, expedite receipt of this proxy statement by shareholders and help conserve natural resources. These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability, for additional information please see “Availability of Proxy Materials” on page 53.

Meeting Location, Date and Time

The Annual Meeting will be held in the Trustmark Conference Center at the Mississippi Sports Hall of Fame, located at 1152 Lakeland Drive, Jackson, Mississippi 39216, on Tuesday, April 28, 2015, at 2:00 p.m. To obtain directions to attend the meeting, contact the Secretary at 1-601-208-5088 or toll-free at 1-800-844-2000 (extension 5088).

Shareholders Entitled to Vote

Shareholders of record at the close of business on February 17, 2015, are entitled to notice of and to vote at the meeting in person or by proxy. On the record date, Trustmark had outstanding 68,114,841 shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum. The eleven candidates who receive the highest number of affirmative votes will be elected as directors. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. For all other proposals, each share is entitled to one vote on each proposal. Any such proposal, including the advisory vote to approve Trustmark’s executive compensation, approval of the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the Amended and Restated Incentive Plan) and

ratification of the selection of KPMG LLP (KPMG) as independent auditor, will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal, if a quorum is present. While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of KPMG as independent auditor is considered a routine matter, while the election of directors, the advisory vote to approve Trustmark’s executive compensation and the approval of the Amended and Restated Incentive Plan are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR the director nominees named in Proposal 1, FOR approval of Trustmark’s executive compensation in Proposal 2, FOR approval of the Amended and Restated Incentive Plan in Proposal 3, FOR ratification of the selection of KPMG as independent auditor in Proposal 4 and on all other matters in accordance with the recommendations of the Board of Directors of Trustmark.

How to Vote

Shareholders of record can vote in person at the Annual Meeting or by proxy without attending the Annual Meeting.

To vote by proxy:

(1)	If you received a printed copy of the proxy statement, complete the enclosed proxy card, sign, date and return it in the enclosed postage-paid envelope, or
(2)	Vote by Internet (instructions are on the proxy card or the Notice of Internet Availability).

If you hold your shares through a bank, broker or other holder of record, your bank, broker or agent will provide materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted by written notice to the Secretary, by revocation at the meeting, by delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet (instructions are on the proxy card or the Notice on Internet Availability). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted.

If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Voting on Other Matters

The Board of Directors is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board of Directors of Trustmark.

Cost of Proxy Solicitation

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

CORPORATE GOVERNANCE

Trustmark’s governance structure enables the Board of Directors (the Board) to effectively and efficiently address key, specific issues such as business growth,

human capital, enterprise risk management and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.

Provisions of Trustmark’s governance structure include, among other things, a mandatory retirement age of 70, a minimum ownership of Trustmark stock, required notification of changes in professional responsibilities and residence, a directors’ attendance policy, as well as the authority to seek advice or counsel from external advisers on an as-needed basis.

Board Mission

The role of the Board is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

—	Providing strategic guidance and oversight,
—	Acting as a resource on strategic issues and in matters of planning and policy-making,
—	Ensuring that management’s operations contribute to Trustmark’s financial soundness,
—	Promoting social responsibility and ethical business conduct,
—	Providing insight and guidance on complex business issues and problems in the banking and financial services industries,
—	Providing oversight of risks facing Trustmark,
—	Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO), and
—	Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements.

The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each. Likewise, the Board has adopted codes of conduct/ ethics for directors, senior financial officers (including the CEO) and associates. These materials are available on Trustmark’s website at www.trustmark.com or may be obtained, without charge, by written request addressed to the Secretary of the Board, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on www.trustmark.com under Investor Relations/Corporate Governance promptly following any such amendment or waiver. Trustmark may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC) either in addition to or in lieu of the website disclosure. The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

Meetings of the Board of Directors

The Board met four times in 2014. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2014.

Director Attendance at the Annual Meeting

Directors are expected to attend the annual meeting of shareholders, and in 2014, nine of the ten then serving directors were present, with Mr. Puckett not in attendance.

Director Independence

The Board has affirmatively determined that the following directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules):

Adolphus B. Baker	John M. McCullouch
Tracy T. Conerly	Richard H. Puckett
Toni D. Cooley	R. Michael Summerford
Daniel A. Grafton	LeRoy G. Walker, Jr.
David H. Hoster II

In conjunction with these independence determinations, the Board considered the relationships, including through business affiliates, that Messrs. Hoster and Puckett and Ms. Cooley have as customers of Trustmark National Bank’s (the Bank) subsidiary, Fisher Brown Bottrell Insurance, Inc., and that Mrs. Conerly’s employer has as a service-provider to the Bank, and in each case concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

Board Leadership

Under Trustmark’s governance guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.

Since January 1, 2011, Trustmark has operated under a board leadership structure with separate roles for Board

Chairman and CEO and, since May 10, 2011, Trustmark has had an independent Board Chairman.

The Board believes its current leadership structure is the most efficient and effective leadership structure for Trustmark at this time. The current leadership structure allows the CEO to focus on providing day-to-day leadership and management of the company, while, as an independent Board Chairman, Daniel A. Grafton, who has a broad business background and has developed extensive managerial and leadership skills through his business career, can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, serve as the primary communicator between the directors and the CEO and perform other administrative functions relating to the Board’s activities. This separation of the roles also fosters greater independence between the Board and management.

The Board believes that maintaining separate Board Chairman and CEO positions permits Mr. Host to focus on managing Trustmark’s business operations in his role as CEO while Mr. Grafton, as Board Chairman, maintains responsibility for leading the Board in its oversight function and consideration of broader corporate strategy. The Board believes that this leadership structure provides the appropriate balance between strategic development and independent oversight of management.

In the future, if the CEO were to also serve as Board Chairman, the governance guidelines contained in Trustmark’s Board Charter provide that the independent chairman of the Executive Committee would serve as the Board’s Lead Director with primary responsibility for chairing meetings of the non-management directors. The Lead Director would also be responsible for referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others and for serving as the primary communicator between the directors and the CEO. Mr. Grafton served as the Board’s Lead Director from May 2010 until May 2011 when he became the independent Chairman of the Board.

Committees of the Board of Directors

There are five standing committees that collectively provide guidance on strategic issues, planning and policymaking: Audit and Finance, Enterprise Risk, Executive, Human Resources and Nominating. Currently, the committees are comprised solely of independent directors, with the exception of the Executive Committee.

Audit and Finance Committee

Under the terms of its Charter, the Audit and Finance Committee meets at least five times a year and is responsible for, among other things, the appointment, compensation and retention of the independent auditor, oversight of audit activities, financial reporting and regulatory compliance thereof, as well as review and approval of Trustmark’s profit plan. The Committee meets with the independent and internal auditors without management present on a regular basis.

The Audit and Finance Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Audit and Finance Committee Charter.

Enterprise Risk Committee

The Enterprise Risk Committee has an essential role in Trustmark’s Board oversight of risk management, as described in more detail below. In January 2015, Trustmark transitioned the Enterprise Risk Committee, formerly a committee of the Trustmark National Bank Board (Bank Board), into a joint committee of the Board and the Bank Board.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee provides guidance to management on the strategic planning process and issues of strategic importance including business growth and expansion, material transactions and technology. Additionally, the Committee is responsible for reviewing the corporate governance structure and annually evaluating each director’s performance against specific performance criteria. The Committee is also responsible for monitoring progress with Trustmark’s long-term strategic and financial objectives.

Human Resources Committee

The role of the Human Resources Committee is to ensure that appropriate policies and practices are in place to facilitate the development of management talent, orderly CEO succession planning, corporate social responsibility and the setting of management compensation.

The Human Resources Committee Charter is posted on Trustmark’s website at www.trustmark.com under Investor Relations/Corporate Governance/Human Resources Committee Charter.

Nominating Committee

The Nominating Committee is charged with the responsibility of seeking, interviewing and recommending to the Board qualified candidates for Board and committee membership.

The Nominating Committee Charter is posted on Trustmark’s website at www.trustmark.com under

Investor Relations/Corporate Governance/Nominating Committee Charter.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. The Enterprise Risk Committee is responsible for monitoring risks that are being taken by Trustmark, understanding the enterprise-wide effect of those risks and reporting on such risks to the Board and the Bank Board on at least a quarterly basis. The Committee also provides important oversight, review and approval of Trustmark’s and the Bank’s stress testing and other risk evaluation processes and receives reports from the Board’s and the Bank Board’s other committees about risks that are under the committees’ specific purview.

In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the Chief Financial Officer and the Chief Risk Officer. Through these reports, Trustmark’s directors receive information on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, financial and reputational risks, and these reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee. The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committee Membership

The following table shows the current membership of each committee and the number of meetings held by each committee during 2014:

Director	Audit and Finance	Enterprise Risk (1)	Executive	Human Resources	Nominating
Adolphus Baker		X		X
Toni D. Cooley		X
Daniel A. Grafton			Chairman	X	X
Gerard R. Host			X
David H. Hoster II	X	Chairman	X		X
John M. McCullouch		X	X	Chairman	Chairman
Richard H. Puckett	X		X		X
R. Michael Summerford	Chairman		X	X	X
LeRoy G. Walker, Jr.	X
William G. Yates III
2014 Meetings	7	6	2	4	1

(1)	The Enterprise Risk Committee was constituted as a joint committee of the Boards of Directors of Trustmark and the Bank in January 2015. During 2014, this committee was a committee of the Bank Board, and the meetings indicated were held by the Bank committee.

Director Compensation

Non-employee director compensation is determined by the Board of Directors, based on the recommendation of the Human Resources Committee, which periodically reviews non-employee director compensation to determine if changes are needed. Associates of Trustmark who also serve as directors receive no compensation for Board or committee service. In 2013, the Human Resources Committee’s compensation consultant, Pearl Meyer & Partners (PM&P) conducted a review of Trustmark’s compensation of non-employee directors, and concluded that their average compensation was significantly below the market. To improve the competitiveness of Trustmark’s non-employee director compensation and ensure that Trustmark has the ability to continue attracting and retaining outside directors with the necessary skills and experience, in September 2013 the Human Resources Committee recommended, and in October 2013 the Board approved, changes to the non-employee director compensation for 2014.

Beginning January 2014, non-employee directors receive an annual retainer of $13,000 for service on the Trustmark Board, an annual retainer of $12,000 for their service as a Bank Board director, as well as $1,500 for each Trustmark Board meeting attended. The Chairman of the Audit and Finance Committee receives an additional annual retainer of $12,000, the Chairman of the Human Resources Committee receives an additional annual retainer of $10,000, the Chairman of the Nominating Committee receives an additional annual retainer of $2,000 and the independent Chairman of the Board receives an additional annual retainer of $36,000. All Board committee chairmen and committee members receive $1,000 for each committee meeting attended (including ad hoc committees). In addition, each director who serves as chairman of a committee of the Bank Board receives an additional annual retainer of $2,000. All Bank Board committee chairmen and committee members receive $750 for each committee meeting attended. For meetings wherein the director attends via teleconference, the director receives one-half of the meeting fee. In addition, directors who serve as advisory directors on Trustmark’s Community Bank Advisory Boards of Directors receive a fee of $250 for each Advisory Board meeting attended, except for the Florida Community Bank Advisory Board of Directors, which receives a fee of $1,000 for each Advisory Board meeting attended and meets quarterly. Annual retainer and meeting fees are paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings. Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003, and who elected to participate in the plan. Under the plan, participating directors had to defer $12,000 of fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. In order to control costs, and based on peer company and broader market data provided by PM&P, that comparable organizations were not providing this benefit to directors, the Board amended the plan on April 28, 2009, to cease future benefit accruals under, and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2014, ranges from $51,000 to $78,000 (taking into account the March 1, 2010 benefit accrual freeze) for current directors who elected to participate in the plan. If a participating director dies prior to normal retirement, his beneficiary will receive a scheduled death benefit for ten years. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors are eligible to receive equity compensation awards under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan. Consistent with an October 2013 determination that the annual awards of time-based restricted stock for the non-employee directors should be valued at approximately $42,500, on January 28, 2014, each non-employee director received 1,621 shares of time-based restricted stock, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 65 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the restricted shares vest on January 28, 2017, if the director is still serving at the time.

In addition to the $1,000 minimum ownership required to become a director (as discussed under Director Qualifications), the Board imposes a director stock ownership requirement that requires all directors to own a minimum number of shares of Trustmark stock. This minimum number was increased from 3,000 shares to 6,000 shares effective January 1, 2014. All of the current directors other than Ms. Cooley already meet the new minimum ownership requirement. Ms. Cooley and any new director will have up to five years from the date Board service begins to meet the ownership requirement. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards.

To ensure that directors bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Non-employee directors may defer all or a part of their annual retainer and meeting fees pursuant to Trustmark’s Non-Qualified Deferred Compensation (NQDC) Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time, upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2014

The following table provides director compensation information for the year ended December 31, 2014:

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Adolphus B. Baker	$ 40,500	$ 41,465	---	---	$118,044	$ 4,119	$ 204,128
Toni D. Cooley	$ 37,371	$ 41,465	---	---	---	$ 2,949	$ 81,785
Daniel A. Grafton	$ 73,996	$ 41,465	---	---	---	$ 4,119	$ 119,580
David H. Hoster II	$ 44,500	$ 41,465	---	---	---	$ 4,119	$ 90,084
John M. McCullouch	$ 53,746	$ 41,465	---	---	---	$ 4,119	$ 99,330
Richard H. Puckett	$ 46,500	$ 41,465	---	---	$181,584	$ 4,119	$ 273,668
R. Michael Summerford	$ 56,496	$ 41,465	---	---	---	$ 4,119	$ 102,080
LeRoy G. Walker, Jr.	$ 42,496	$ 41,465	---	---	$164,621	$ 4,119	$ 252,701
William G. Yates III	$ 34,500	$ 41,465	---	---	---	$ 4,119	$ 80,084

(1)	Gerard R. Host, Trustmark’s CEO, is not included in this table as he is an associate of Trustmark and thus received no compensation for his service as a director. The compensation received by Mr. Host as an associate of Trustmark is shown in the Summary Compensation Table on page 34.
(2)	The amounts in this column include fees deferred pursuant to the voluntary Trustmark Corporation NQDC Plan. Where applicable, the amounts also include fees paid for attendance at Community Bank Advisory Board of Directors meetings and at committee meetings of the Bank Board.
(3)	The amounts in this column reflect the aggregate grant date fair value of time-based restricted stock awards granted to the directors on January 28, 2014 (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2014, in Trustmark’s Annual Report on Form 10-K filed with the SEC on March 2, 2015. At December 31, 2014, each non-employee director held 4,477 shares of unvested time-based restricted stock, except for Ms. Cooley, who held 3,205 shares of unvested time-based restricted stock.
(4)	No stock option awards were made during 2014. At December 31, 2014, none of the non-employee directors had any options outstanding.
(5)	The amounts in this column reflect the increase in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2014, in Trustmark’s Annual Report on Form 10-K filed with the SEC on March 2, 2015.
(6)	The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the directors on each dividend payment date during 2014. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com.

Communications will be referred to the Executive Committee Chairman, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Policy, complaints relating to Trustmark’s accounting, internal accounting controls or auditing matters should be directed to the Trustmark Hotline at 1-866-979-3769. Complaints will be investigated by Trustmark’s General Counsel and reported to the Audit and Finance Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote for the election of directors at an annual meeting. Nominations other than those made by or on behalf of the existing Board of Trustmark shall be made in writing and shall be delivered or mailed to Trustmark’s Chairman of the Board and received (a) not less than sixty days nor more than ninety days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than thirty days from the date of the prior year’s annual meeting, not less than ninety days before the date of the annual meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, and (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected.

Nominations not made in accordance with the above procedure may be disregarded by the Chairman of the meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders through the process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205 or by email to boardofdirectors@trustmark.com. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2016 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2015. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others. With regard to the proposed nominees for 2015, all nominees are current Board members, except for Mrs. Conerly, who was recommended by the CEO and the Chairman of the Board.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs. Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee. To be eligible to serve on the Board, each director is required to own in his or her own right, common or preferred stock of Trustmark having an aggregate par, fair market or equity value of not less than $1,000 as of the most recent of (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of the director’s most recent election to the Board. In addition, each director must own a minimum of 6,000 shares of Trustmark stock within five years of joining the Board. Upon attaining the age of 70, a director is required to retire from the Board effective upon completion of his or her then current term of office.

Personal Traits

Board service is an extremely important, high profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

•	Personal and Professional Integrity	•	High Performance Standards
•	Accountability	•	Initiative and Responsiveness
•	Informed Business Judgment	•	Business Credibility
•	Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

•	Communication Skills	•	Facilitation Skills
•	Crisis Management Skills	•	Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees
Individual Director Competencies	Audit and Finance	Enterprise Risk	Executive	Human Resources	Nominating
1. Financial Acumen
Accounting & finance knowledge	✓	✓	✓		✓
Financial statement analysis	✓
Knowledge of capital markets	✓		✓
Financial planning	✓	✓
Ability to communicate financial concepts in lay terms	✓		✓
2. Organizational Effectiveness
Talent management				✓
Understanding of compensation issues				✓
Ability to discern candidate qualifications				✓	✓
3. Strategic Direction
Vision			✓		✓
Strategic perspective		✓	✓		✓
Technology knowledge	✓
Industry knowledge	✓	✓	✓		✓
4. Risk Management Experience
Experience managing risk exposures		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Nominating Committee assists the Board by identifying individuals qualified to serve as Board members and by recommending to the Board the director nominees for election at the next annual meeting of shareholders. The Board believes that each director nominee possesses the personal traits described above and that each director nominee for a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 10.

  PROPOSAL 1: ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at eleven. The nominees listed herein have been proposed by the Board for election at the meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of eleven nominees. In the election of directors, each shareholder may vote his shares cumulatively by multiplying the number of shares he is entitled to vote by the number of directors to be elected. This product constitutes the number of votes the shareholder may cast for one nominee or distribute among any number of nominees. The proxies reserve the right, in their discretion, to vote cumulatively. If a shareholder withholds authority for one or more nominees and does not direct otherwise, the total number of votes the shareholder is entitled to cast will be distributed among the remaining nominees.

Should any of these nominees be unable to accept the nomination, the votes which otherwise would have been cast for the nominee(s) will be voted for such other person(s) as the Board shall nominate. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The persons who will be elected to the Board will be the eleven nominees receiving the highest number of votes.

The Board recommends that shareholders vote “for” the proposed nominees.

The Nominees

Adolphus B. Baker, 58 Director of Trustmark since 2007 Trustmark Corporation Committees: • Enterprise Risk • Human Resources	Career Highlights: • Chairman, President and CEO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Directorships: • Trustmark National Bank • Cal-Maine Foods, Inc.

Experience and qualifications: Mr. Baker’s position as president and chief executive officer and chairman of another publicly-traded company has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director for Trustmark National Bank, and particularly as the Bank Board’s Asset Liability Committee Chairman, provides him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

Tracy T. Conerly, 50 Nominated for Director of Trustmark in 2015	Career Highlights: • Partner Emeritus, Carr, Riggs & Ingram, LLC (Accounting) Other Directorships: • Trustmark National Bank Former Directorships: • BancTrust Financial Group, Inc.

Experience and qualifications: Mrs. Conerly’s experience as a former partner at a large certified public accounting firm and former director of BancTrust Financial Group, Inc. (BancTrust), which was acquired by Trustmark in 2013, has provided her with significant financial and accounting expertise, in particular in the areas of auditing and tax. Mrs. Conerly’s years of service as a director of BancTrust, and BancTrust’s subsidiary banks in Alabama and Florida, provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark.

Toni D. Cooley, 54 Director of Trustmark since 2013 Trustmark Corporation Committees: • Enterprise Risk

Career Highlights:

       •  President, Systems Electro Coating, LLC

          (Provider of Electrocoating and Related Services to

             Original Equipment Manufacturers)

Other Directorships:

       •  Trustmark National Bank

       •  Sanderson Farms, Inc.

Experience and qualifications: Ms. Cooley is the founder and president of Systems Electro Coating, a tier-one supplier to Nissan North America. She holds a Juris Doctor degree and is a director for another publicly-traded company as well as several non-public organizations. In addition, Ms. Cooley has served on the Trustmark National Bank board as a member of both the Credit Policy and Enterprise Risk Committees, which has given her a solid understanding of Trustmark’s core business and conservative values. Her leadership experience and business knowledge, with expertise in fields ranging from law to operations and technology, equip Ms. Cooley with the ability to contribute invaluable insight and broad perspective to Board discussions.

Daniel A. Grafton, 68 Director of Trustmark since 2007 Trustmark Corporation Committees: • Executive (Chairman) • Human Resources • Nominating

Career Highlights:

       •  Retired President, L-3 Communications

          Vertex Aerospace

             (Provider of Aviation and Aerospace Services)

       •  Chairman, Trustmark Corporation

       •  Chairman, Trustmark National Bank

Other Directorships:

       •  Trustmark National Bank

Experience and qualifications: Prior to his retirement, Mr. Grafton served as president of a leading aviation and aerospace services provider. During his career, Mr. Grafton also served as president and chief executive officer as well as chief operating officer for Raytheon Aerospace, a division of Raytheon Company, a publicly-traded company. His extensive business background, together with his experience on numerous boards and committees, has equipped him with the leadership and consensus-building skills necessary to serve as the Chairman of the Board and Executive Committee Chairman.

Gerard R. Host, 60 Director of Trustmark since 2010 Trustmark Corporation Committees: • Executive	Career Highlights: • President and CEO, Trustmark Corporation • President and CEO, Trustmark National Bank Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Host became president and chief executive officer of Trustmark Corporation and Trustmark National Bank, effective January 1, 2011, having served as president and chief operating officer of Trustmark National Bank prior to that time. He also currently serves as a director of the Federal Reserve Bank of Atlanta. Throughout his tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters.

David H. Hoster II, 69 Director of Trustmark since 2008 Trustmark Corporation Committees: • Audit and Finance • Enterprise Risk (Chairman) • Executive • Nominating	Career Highlights: • President and CEO, EastGroup Properties, Inc. (Real Estate Investment Trust) Other Directorships: • Trustmark National Bank • EastGroup Properties, Inc.

Experience and qualifications: Mr. Hoster serves as the president and chief executive officer and a director of a publicly-traded real estate investment trust. In these capacities, Mr. Hoster has developed an extensive understanding of commercial real estate and related investment and financing activities, which enables him to contribute invaluable insight and guidance on corporate strategy and risk management to Board discussions.

John M. McCullouch, 67 Director of Trustmark since 2005 Trustmark Corporation Committees: • Enterprise Risk • Executive • Human Resources (Chairman) • Nominating (Chairman)	Career Highlights: • Associate Dean - Metro Jackson, University of Mississippi School of Law • Retired President, AT&T Mississippi Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. McCullouch is an associate dean of the University of Missisippi School of Law and was the president of the Mississippi division of a major telecommunications company. Mr. McCullouch’s legal background and business acumen provide him with the necessary skills to assess corporate governance matters and formulate strategy relative to Board planning and oversight. In addition, through his broad and extensive service on other non-public boards, Mr. McCullouch is attuned to the necessity of diversity from various perspectives, which is essential to his service as the Nominating Committee Chairman and as Human Resources Committee Chairman.

Richard H. Puckett, 60 Director of Trustmark since 1995 Trustmark Corporation Committees: • Audit and Finance • Executive • Nominating	Career Highlights: • Chairman and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Puckett is the chairman and chief executive officer of a company that serves southern Mississippi, including Jackson, Mississippi, where Trustmark maintains its administrative headquarters. Mr. Puckett brings marketing and business leadership skills, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets.

R. Michael Summerford, 66 Director of Trustmark since 2005 Trustmark Corporation Committees: • Audit and Finance (Chairman) • Executive • Human Resources • Nominating	Career Highlights: • Former President and COO, ChemFirst, Inc. (Manufacturer of Electronic and Specialty Chemicals) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Summerford has served as the president and chief operating officer and chief financial officer of another publicly-traded company. He was also a certified public accountant. His career experience has resulted in Mr. Summerford’s expertise in understanding financial statements, accounting methodologies and compensation practices, which is essential to his service as the Audit and Finance Committee Chairman, as the audit committee financial expert and as a member of the Human Resources Committee.

LeRoy G. Walker, Jr., 65 Director of Trustmark since 2009 Trustmark Corporation Committees: • Audit and Finance	Career Highlights: • President, LTM Enterprises, Inc. (McDonald’s Franchisee) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Walker is the owner/operator of a franchise of a major national restaurant chain. Mr. Walker’s experience in this regard has provided him with a unique and broad perspective of marketing and customer needs. His business skills and experiences on numerous non-public and civic boards demonstrate his ability to work successfully as part of a team and enable him to contribute diverse perspectives to Board discussions.

William G. Yates III, 42 Director of Trustmark since 2009	Career Highlights: • President and CEO, W.G. Yates & Sons Construction Company (Construction) Other Directorships: • Trustmark National Bank

Experience and qualifications: Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy.

STOCK

Securities Ownership by Certain Beneficial Owners and Management

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) directors and nominees, (c) each of the named executive officers (NEOs) within the Executive Compensation section and (d) directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 68,114,841 shares of Trustmark common stock outstanding as of February 17, 2015, which includes unvested restricted stock. As of February 17, 2015, there were no options outstanding.

Name	Shares Beneficially Owned as of 02/17/15	Percent of Outstanding Shares
BlackRock, Inc.	8,736,920 (1)	12.83%
BlackRock, Inc.
55 East 52nd Street
New York, New York 10022
Robert M. Hearin Foundation	5,565,374 (2)	8.17%
Robert M. Hearin Support Foundation
Post Office Box 16505
Jackson, Mississippi 39236
State Street Corporation	3,565,803 (3)	5.24%
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
The Vanguard Group	4,068,847 (4)	5.97%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Adolphus B. Baker	19,868 (5)
Tracy T. Conerly	3,030 (6)
Toni D. Cooley	7,555 (7)
Daniel A. Grafton	36,644 (5)(8)
Louis E. Greer	51,917 (9)
Gerard R. Host	233,551 (10)
David H. Hoster II	11,644 (5)
John M. McCullouch	11,859 (5)
James M. Outlaw, Jr.	58,079 (9)(11)
Richard H. Puckett	26,376 (5)(12)
Wayne A. Stevens	35,687 (9)
R. Michael Summerford	12,644 (5)
Breck W. Tyler	49,844 (13)
LeRoy G. Walker, Jr.	12,002 (5)
William G. Yates III	11,729 (5)
Directors and executive officers of Trustmark as a group	883,510 (14)	1.30%

(1)	According to Amendment No. 6 to Schedule 13G filed with the SEC on January 9, 2015, by BlackRock, Inc., as of December 31, 2014, BlackRock, Inc., through its subsidiaries, has sole voting power with respect to 8,577,216 shares of Trustmark common stock and sole investment power with respect to 8,736,920 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.
(2)	Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, the Robert M. Hearin Support Foundation, Capitol Street Corporation and Galaxie Corporation (collectively, “Hearin Foundation”), as of January 5, 2015, the Hearin Foundation beneficially owns 5,565,374 shares of Trustmark common stock, including 383,928 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by the Robert M. Hearin Support Foundation, 1,388,964 shares owned by Capitol Street II, LLC and 273,000 shares owned by Bay Street Corporation. Capitol Street II, LLC is a 100% owned subsidiary of Galaxie Corporation, which may be deemed to be controlled by the Robert M. Hearin Support Foundation. Bay Street Corporation may also be deemed to be controlled by the Robert M. Hearin Support Foundation, which owns an indirect 50% interest in it. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, E.E. Laird, Jr., Laurie H. McRee and Alan W. Perry.
(3)	According to Schedule 13G filed with the SEC on February 12, 2015, by State Street Corporation, as of December 31, 2014, State Street Corporation, through its subsidiaries, has shared voting and shared investment power with respect to 3,565,803 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.
(4)	According to Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2015, by The Vanguard Group, as of December 31, 2014, The Vanguard Group has sole voting power with respect to 94,420 shares of Trustmark common stock, sole investment power with respect to 3,979,327 shares of Trustmark common stock and shared investment power with respect to 89,520 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced Schedule 13G.

(5)	Includes 4,985 shares of restricted stock with respect to which Messrs. Baker, Grafton, Hoster, McCullouch, Puckett, Summerford, Walker and Yates each have sole voting power but which cannot be transferred prior to vesting.
(6)	Includes 1,599 shares of restricted stock with respect to which Mrs. Conerly has sole voting power but which cannot be transferred prior to vesting.
(7)	Includes 4,324 shares of restricted stock with respect to which Ms. Cooley has sole voting power but which cannot be transferred prior to vesting.
(8)	Includes 29,050 shares as to which Mr. Grafton shares voting and investment power with his spouse.
(9)	Includes 18,226 shares of restricted stock with respect to which Messrs. Greer, Outlaw and Stevens each have sole voting power but which cannot be transferred prior to vesting.
(10)	Includes 88,559 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting.
(11)	Includes 122 shares owned by spouse as to which Mr. Outlaw has no voting or investment control.
(12)	Includes 4,720 shares owned by spouse and children as to which Mr. Puckett has no voting or investment control.
(13)	Includes 16,899 shares of restricted stock with respect to which Mr. Tyler has sole voting power but which cannot be transferred prior to vesting, 8,472 shares as to which Mr. Tyler shares voting and investment power with his spouse and 500 shares owned by spouse as to which Mr. Tyler has no voting or investment control.
(14)	Includes shares held directly or indirectly by 24 individuals: the currently-serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers and the General Counsel/Secretary. Of these, a total of 339,555 are shares of restricted stock with respect to which the individuals have sole voting power but which cannot be transferred prior to vesting. None of these shares are pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires Trustmark’s directors, executive officers and persons who own more than 10% of Trustmark’s common stock to file reports of their ownership and changes in ownership of Trustmark’s common stock. Trustmark prepares these reports for the directors and executive officers who request it on the basis of information obtained from them and Trustmark’s records. Based on the information available to Trustmark, Trustmark believes that its directors and executive officers complied with all reporting requirements under Section 16(a) for 2014.

EXECUTIVE COMPENSATION

Human Resources Committee

The Human Resources Committee of the Board (the Committee) is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee is currently comprised of Messrs. McCullouch (Chairman), Baker, Grafton and Summerford, all of whom are “non-employee directors” (within the meaning of Rule16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended), “independent directors” (within the meaning of Rule 5605(a)(2) of the NASDAQ Listing Rules) and otherwise eligible for compensation committee service under the NASDAQ Listing Rules. In addition, no Committee member is a current or former associate of Trustmark or any of its subsidiaries.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. In accordance with the Committee’s charter, the hiring of such advisors is at the Committee’s discretion, after considering the advisors’ independence.

In the past few years, the Committee has engaged Pearl Meyer & Partners (PM&P) to provide various analyses and recommendations to aid the Committee in determining the amount and form of director and executive pay consistent with Trustmark’s compensation philosophy and to periodically test Trustmark’s pay-for-performance alignment. Starting in late 2014, management separately engaged PM&P to provide advice on base and incentive compensation for non-executive associates. PM&P did not provide any consulting services to Trustmark other than to the Committee in connection with director and executive pay and to management in connection with non-executive associate compensation, and it maintains no other economic relationship with Trustmark.

The Committee has assessed the independence of PM&P pursuant to SEC and NASDAQ rules and has concluded that the advice it receives from PM&P is objective and not influenced by other relationships that could be viewed as conflicts of interest, including the advice PM&P provides to management relating to non-executive/non-director compensation matters.

Compensation Discussion and Analysis

The following discussion addresses the compensation determinations relating to Trustmark’s NEOs and the rationale for those determinations and should be read in conjunction with the compensation tables for the NEOs beginning on page 20. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank.

Executive Summary. The Committee believes that executive compensation should be linked to Trustmark’s performance and significantly aligned with both the short-term and long-term interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

The Committee believes that its current executive compensation program is working to achieve these goals, as evidenced by Trustmark’s strong financial performance in 2014. Key financial and operating results for the year include the following:

Financial Metrics and Ratios

•	net income (NI) totaled $123.6 million, an increase of 5.5%,
•	earnings per share totaled $1.83, an increase of 4.6%,
•	annual dividend to shareholders totaled $0.92 per share,
•	return on average tangible common equity (ROATE) of 12.97%,
•	return on average assets (ROAA) of 1.03%,
•	total assets increased to $12.3 billion at year end 2014,
•	loans held for investment (LHFI) increased $651 million, or 11.2%,
•	non-performing assets/LHFI declined by 27 bps to 2.57%, and
•	provision for loan losses totaled 0.02% of average loans.

Trustmark continued to build upon and expand customer relationships, especially in the Alabama, Florida and Texas markets, and continued to improve credit quality and invest in technology and infrastructure to support future growth.

Trustmark’s performance-based equity awards are measured utilizing two financial measures over a three-year period: ROATE and total shareholder return (TSR), which includes dividends. For the three years ended December 31, 2014, Trustmark ranked in the 69th percentile for ROATE and in the 6th percentile for TSR among the 23 peer companies utilized in Trustmark’s 2012 performance-based restricted stock awards. Trustmark’s ROATE continued to reflect strong performance relative to its peer group, while Trustmark’s TSR relative to its peer group was affected by significant appreciation in stock values by certain of the peer companies in the three years ended December 31, 2014. Trustmark’s TSR equaled 8.75% for the three years ended December 31, 2014.

While the overall structure of Trustmark’s 2014 executive compensation program remained relatively unchanged from 2013, the following are the material items pertaining to the NEOs:

•	Trustmark’s performance over the three years ended December 31, 2014 compared to its peer companies resulted in vesting of the performance-based restricted stock awards granted in 2012 at an 88% performance-level, out of a maximum potential vesting of 200%,
•	Trustmark’s performance in 2014 resulted in average payouts for the NEOs under the annual management incentive plan of 165%, out of a maximum potential payout of 200%,
•	the size of the annual equity-based awards granted to executive management in January 2014 was increased to make the executives’ long-term equity compensation more competitive while controlling compensation expense,
•	in February 2014, to neutralize personal concerns so they can focus on the interests of Trustmark and its shareholders in the event of a change in control opportunity, change in control agreements were entered into with members of executive management (including the NEOs) who did not already have agreements providing change in control benefits,
•	in August 2014, James M. Outlaw, Jr. was promoted from President and Chief Operating Officer – Texas to Executive Vice President and Chief Administrative Officer of the Bank, and he relocated to Jackson, Mississippi,
•	in January 2015, the size of the annual equity-based awards granted to members of the recently formed executive strategy committee was increased as part of a continuing effort to make the executives’ long-term equity compensation more competitive,
•	in January 2015, in connection with the decision to further increase the size of the annual equity-based awards granted to members of the executive strategy committee, the stock ownership guideline level was increased for the CEO to four times base salary and for members of the executive strategy committee to two times base salary, and
•	the performance-based equity awards granted and annual cash bonuses earned under the management incentive plan continued to include a clawback provision.

Alignment Between Pay and Performance.  Trustmark is committed to aligning the compensation of the executive officers with Trustmark’s financial and operational performance. The Committee uses annual cash bonuses and performance-based equity awards to link executive pay with Trustmark’s performance. Annual cash bonuses, which are earned under the annual management incentive plan and in recent years have represented approximately 36% of the CEO’s and 31% of the other NEOs’ total annual compensation, are earned based on Trustmark’s achievement of key corporate, strategic and line of business performance goals, as applicable, from Trustmark’s annual profit plan. A minimum achievement of 80% of the budgeted goals is required to earn the minimum annual cash bonus, and Trustmark performance that exceeds the budgeted goals results in higher bonus awards for the year. Performance-based equity awards, grants of which in 2014 represented approximately 25% (for the CEO) and 15% (for the other NEOs) of each NEO’s total annual compensation, are earned based on Trustmark’s achievement of ROATE and TSR compared to Trustmark’s peer group over a three-year performance period, with vesting up to 200% in the event of performance at or above the 75th percentile of the peer group for both measures.

In the case of Mr. Tyler, in 2013 Trustmark also reinstated a quarterly production bonus incentive based on the mortgage department’s production. Mr. Tyler’s production bonus is calculated based on a percentage of total mortgage production above a threshold production level, which links his quarterly compensation to Trustmark’s mortgage department performance.

The Committee believes that Trustmark’s strong financial performance in the past three years demonstrates that the executive compensation programs are working as intended to promote both short-term and long-term success of Trustmark, with total annual compensation earned affected either positively or negatively based on corporate performance. Average payouts of annual cash bonuses under the management incentive plan of 156% of the target amount for each of the NEOs for the past three years relates directly to Trustmark’s achievement with respect to corporate and line of business budget targets for those years. Vesting of the performance-based equity awards of 88%, 77% and 120% for the three years ended December 31, 2014, 2013 and 2012, respectively, reflects how the amount of this incentive compensation earned depends entirely on Trustmark’s performance compared to its peer companies. While Trustmark’s ROATE continued to reflect strong performance relative to its peer group over the three years ended December 31, 2014, Trustmark’s TSR relative to the peer group was affected by significant stock price appreciation during the three years ended December 31, 2014 by certain of Trustmark’s peers, resulting in less than the maximum possible 200% vesting of the performance-based equity awards granted in 2012. As a result, the Committee believes that Trustmark’s executive compensation is appropriately aligned with the level of corporate performance directly and in comparison to Trustmark’s peer companies.

2014 Say on Pay Vote.  In 2014, Trustmark asked its shareholders, through an advisory vote, to approve the compensation of the named executive officers as described in the proxy statement for the 2014 Annual Meeting of Shareholders. The advisory vote received overwhelming support from shareholders, receiving approval of over 98% of the votes cast on the proposal. The Committee considered the results of this advisory vote on Trustmark’s executive compensation by Trustmark’s shareholders, and in light of such strong support, during the remainder of 2014 and in 2015 has continued to apply the same compensation philosophy and practices that were described in the 2014 proxy statement in determining amounts and types of executive compensation. The Committee believes that the strong shareholder support for approval of the executive compensation as described in the 2014 proxy statement is evidence that Trustmark’s executive compensation program is appropriately tailored to Trustmark’s business strategies, appropriately aligns pay with performance and reflects industry best practices regarding executive compensation.

Board and Committee Process.  The Committee reviews and recommends to the Board compensation levels for the CEO and CFO and reviews and recommends to the Bank Board compensation levels for the Bank’s executive management, based on Trustmark’s performance, individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. The Committee initiates, develops and recommends for approval by the Board the cash and equity compensation of the CEO, based on the Committee’s evaluation of the CEO’s performance relative to annual corporate goals and objectives and in conjunction with comparative market data provided by PM&P and internal data provided by human resources personnel. For cash compensation of the other NEOs, the CEO, with input from the Human Resources department, makes recommendations to the Committee, which are considered for approval by the Committee and then recommended to the Board in the case of the CFO and the Bank Board in the case of the other NEOs for its review and approval. With respect to equity compensation awarded to other NEOs and associates, the Committee reviews and recommends stock-based awards for approval by the Board. The Committee has delegated authority to the CEO to grant limited equity awards to senior level officers, which are reviewed by the Committee. The Committee also administers Trustmark’s equity-based compensation plans, deferred compensation plans and other benefit plans.

The Chairman of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual cash bonuses, equity-based compensation, retirement benefits and perquisites, each of which is a standard compensation component for NEOs at Trustmark’s peer companies. The Committee reviews all of these components in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive to other members of executive management.

The Committee, in consultation with management and PM&P, continues to evaluate the executive compensation program and will recommend changes when it believes appropriate in light of evolving company needs and industry best practices. The Committee’s decisions regarding entering into change in control agreements with executive management and increasing the size of the annual equity-based awards granted to executive management, as further described below, illustrate this ongoing process. All determinations regarding the amount or form of executive compensation are made by the Committee, approved by the Board or Bank Board, as appropriate, and reflect factors and considerations in addition to the information and advice provided by any single source.

Guiding Philosophy.  The Committee’s guiding philosophy is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while limiting risk appropriately and maintaining the safety and soundness of the organization. The following objectives serve as guiding principles for all compensation decisions:

•	rewarding performance,
•	providing competitive total compensation that will enable Trustmark to attract, retain and motivate highly qualified executives,
•	promoting teamwork among, and high morale within, executive management, including the NEOs,
•	aligning compensation opportunities with shareholder interests by making a portion of each NEO’s compensation dependent on Trustmark’s performance,
•	maintaining the safety and soundness of the organization while limiting risk, through appropriate compensation,

•	using base salary to reward higher levels of experience and performance that contribute to the achievement of planned financial objectives,
•	providing a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests,
•	preferring that incentive compensation paid to NEOs will generally be deductible for federal income tax purposes, and
•	ensuring that policies and practices are in place to develop management talent, establish effective corporate governance and set management compensation at competitive levels.

Role of the Compensation Consultant.  The Committee engaged PM&P to provide information, analyses and advice to aid in the determination of competitive non-employee director and executive pay consistent with Trustmark’s compensation philosophy. PM&P’s services for the Committee during 2013 and a portion of 2014 for compensation to be paid in 2014 included:

•	evaluating the competitiveness of the base salaries, annual incentive and long-term incentive compensation for Trustmark’s executive management relative to Trustmark’s peer group and the broader financial services industry, assessing the alignment of Trustmark’s executive pay to company performance and making recommendations for managing executive compensation in 2014,
•	evaluating the effectiveness of Trustmark’s use of equity-based long-term incentive awards to reinforce the business strategy, ensure alignment of pay and performance and provide a competitive pay opportunity and making recommendations for changes in 2014 consistent with emerging best practices while limiting compensation-related risk,
•	evaluating the competitiveness of Trustmark’s compensation program for non-employee directors and making recommendations for changes to ensure Trustmark’s ability to continue to attract and retain outside directors with the necessary skills and experience,
•	providing guidance regarding executive compensation trends in 2014, including consideration of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and related pending rulemaking and requirements of the joint final guidance regarding incentive compensation arrangements issued by federal banking regulators,
•	providing recommendations for Trustmark’s peer group for 2014,
•	reviewing drafts of this Compensation Discussion and Analysis, and
•	making recommendations in connection with Trustmark’s amendment and restatement of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan.

PM&P made presentations on Trustmark’s non-employee director, executive compensation and long-term incentive compensation practices at multiple Committee meetings during 2013 and 2014 to plan for non-employee director and executive compensation to be paid in 2014.

Benchmarking.  The Committee believes that pay practices at other companies provide useful reference information when establishing compensation for Trustmark’s executives. Therefore, among other factors, the Committee considers executive compensation information provided by PM&P that is derived from two primary data sources: peer group data and market data from the banking and financial services industry, when determining the amount and form of compensation for executives.

Peer Group Data.  The peer group data is gathered by PM&P from the proxy statements of a peer group of financial institutions in the United States. The peer group consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as PM&P, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on having similar asset size to Trustmark, offering similar banking functions and having similar organizational structure. All 23 companies comprising the peer group for the Committee’s 2014 executive compensation determinations were the same as used by the Committee for its 2013 determinations. As of September 30, 2013, the 23 peer companies all had assets within approximately 50% to 200% the size of Trustmark, which is considered an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Committee in January 2014 ranged from approximately $6.3 billion to $23.5 billion, and the market capitalizations ranged from approximately $705.0 million to $4.3 billion. Trustmark’s market capitalization and asset size were both slightly below the median for this peer group.

For 2014, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

BancorpSouth, Inc.	BXS	Fulton Financial Corporation	FULT	Susquehanna Bancshares, Inc.	SUSQ
Bank of Hawaii Corporation	BOH	Glacier Bancorp, Inc.	GBCI	UMB Financial Corporation	UMBF
Commerce Bancshares, Inc.	CBSH	Hancock Holding Company	HBHC	Umpqua Holdings Corporation	UMPQ
Cullen/Frost Bankers, Inc.	CFR	IBERIABANK Corporation	IBKC	United Bankshares, Inc.	UBSI
First Financial Bancorp.	FFBC	MB Financial, Inc.	MBFI	United Community Banks, Inc.	UCBI
First Midwest Bancorp, Inc.	FMBI	Old National Bancorp	ONB	Valley National Bancorp	VLY
FirstMerit Corporation	FMER	Park National Corporation	PRK	Webster Financial Corporation	WBS
F. N. B. Corporation	FNB	Prosperity Bancshares, Inc.	PB

Market Data.  The market data used by the Committee consists of survey data of executive compensation for financial services companies that focus on the commercial banking industry, with an orientation toward regional bank holding companies with a total asset size comparable to Trustmark. This market data is compiled by PM&P from various published and private compensation surveys, and when available for a particular job responsibility, proxy statements of the peer group financial institutions, and provides information from a broad cross-section of financial services companies.

Use of Compensation Data.  The Committee uses the peer group data primarily to establish performance goals for long-term incentive awards and evaluate its pay for performance alignment. The Committee uses the peer group data and the survey data to assist with assessing Trustmark’s compensation competitiveness. The Committee is of the general view that, to attract, retain and motivate highly qualified executives, its executive compensation should be in the median range of compensation levels for management of similar-sized financial institutions with Trustmark’s level of corporate performance. Therefore, in making its 2014 compensation recommendations, the Committee considered market data comparisons prepared by PM&P, including an analysis of the 25th, 50th (median) and 75th percentile of the compensation paid by these companies for base salary, annual cash incentive, long-term equity incentives and the total of these elements as a point of reference for each NEO.

Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment, the Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at Trustmark and at prior employers in the case of new hires), company performance and company goals.

Based on PM&P’s 2013 analysis of the market data, while the NEOs’ base salaries and target annual incentives and long-term incentive compensation were below the market median, Trustmark’s total executive compensation earned and company performance were generally aligned, with total executive compensation earned and company performance both at or slightly above the market median for the one and three-year periods ending December 31, 2012.

Compensation Mix.  The Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total annual compensation) for 2014 for the NEOs were as follows:

Name	Base Salary %	Cash Bonus %	Equity Award %
Gerard R. Host	31%	35%	34%
Louis E. Greer	47%	34%	19%
James M. Outlaw, Jr.	45%	33%	22%
Wayne A. Stevens	46%	34%	20%
Breck W. Tyler	38%	43%	19%

As a result of a change implemented in 2013, the compensation package of Mr. Tyler, President-Mortgage Services, differs from the other NEOs. In addition to the annual cash bonus opportunity under the management incentive plan, Mr. Tyler also receives a quarterly production bonus based on the mortgage department’s production, which accounted for approximately 15% of his total annual compensation in 2014. Mr. Tyler’s “Cash Bonus %” shown above reflects both his annual bonus under the management incentive plan and the quarterly mortgage department production bonuses he earned in

2014. Mr. Outlaw’s “Cash Bonus %” shown above reflects both his annual bonus under the management incentive plan and the relocation bonus he received in 2014. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs.

The Committee believes long-term equity awards are effective in aligning management’s interests with shareholder interests to increase overall long-term shareholder value, rewarding NEOs for implementing long-term initiatives that take more than one fiscal year to accomplish, and promoting stability and continuity among the NEOs. However, a portion of the NEOs’ annual compensation is also linked to Trustmark’s short-term performance to motivate and reward executives to achieve annual profit plan objectives and to attract and retain talented executives. In making these decisions, the Committee considers the comparative market data and the recommendations of the CEO, among other things. Consistent with its executive compensation philosophy and goals, in 2014, the Committee provided that for the senior-most levels of management 100% of short-term cash incentive payments and 67% of long-term equity-based awards would be determined by performance achievement.

Base Salaries.  Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments. In establishing the CEO’s base salary, the Committee typically considers PM&P’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each NEO, the market data provided by PM&P for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates the other NEOs’ performance using the same metrics normally used for determining annual incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

After reviewing Trustmark’s performance for 2013 and anticipating a challenging 2014, similar to 2013, the Committee recommended and the Corporate Board and Bank Board, as appropriate, approved standard base salary increases for Messrs. Host, Greer, Outlaw and Stevens, with the increases taking effect March 1, 2014. In the case of Messrs. Host and Greer, their base salary amounts after the routine increase were rounded up to even amounts. In light of the reinstatement in 2013 of a quarterly mortgage department production bonus incentive for Mr. Tyler for competitive reasons, the Committee determined not to increase Mr. Tyler’s base salary in 2014.

The base salaries as of December 31, 2013 and those approved for 2014, effective March 1, 2014, were as follows:

Name	2014 Base Salaries ($)	2013 Base Salaries ($)	% Change (%)
Gerard R. Host	$ 730,000	$ 714,000	2.2%
Louis E. Greer	$ 360,000	$ 352,500	2.1%
James M. Outlaw, Jr.	$ 293,270	$ 287,520	2.0%
Wayne A. Stevens	$ 333,540	$ 327,000	2.0%
Breck W. Tyler	$ 306,000	$ 306,000	---

In connection with his promotion to Executive Vice President and Chief Administrative Officer and related increase in responsibilities, Mr. Outlaw’s base salary was further increased, effective August 1, 2014 as follows:

Name	New Base Salary ($)
James M. Outlaw, Jr.	$ 325,000

Cash Bonuses.  The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance. Cash bonuses under the annual management incentive plan are designed to reward achievement of Trustmark’s corporate goals and objectives, and, where applicable, line of business goals and objectives. The quarterly cash bonus under Mr. Tyler’s mortgage department production bonus incentive is designed to reward achievement of Trustmark’s goals with respect to mortgage loan production above a certain threshold level, consistent with the Bank’s mortgage origination guidelines.

Annual Management Incentive Plan.  Key features of the annual management incentive plan, each as may be adjusted by the Committee, include:

•	a primary emphasis on corporate/financial performance, as measured by NI and ROATE, and
•	a quantitative assessment of strategic achievements in areas of management including revenue, non-interest expense and credit quality at the corporate level or line of business level, as appropriate, and net income at the line of business level.

At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various goals in Trustmark’s profit plan for the year, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. In developing the bonus matrix, the CEO recommends to the Committee overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends performance measures from Trustmark’s annual profit plan, such as NI, ROATE, credit quality measures and non-interest expense, each as may be adjusted by the Committee, and the weightings to be assigned to the performance measures for each NEO. The Committee reviews the CEO’s recommendations along with market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. In addition, the Committee reviews the recommended performance measures and weightings, as well as the threshold and maximum performance ranges, and makes a recommendation to the Board for approval. In making its recommendation, the Committee may consider events outside the influence or control of the NEOs, and may adjust the performance goals to exclude the effect of these events. The Committee did not include any such adjustments when recommending the performance goals for 2014. After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during or after the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments for 2014, other than applying an updated bonus matrix for Mr. Outlaw in connection with his August 1, 2014 promotion to reflect his change in responsibilities, prorated between the first seven months of the year and the last five months of the year. Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. The Committee did not make any such changes or adjustments for the 2014 bonus payouts.

After implementing significant changes to the management incentive plan design in 2012, the Committee did not recommend any further changes to the management incentive plan design for 2014. The following are the primary features of the management incentive plan:

•	uses NI as a primary corporate goal to focus on measures for which executives have direct accountability,
•	includes corporate strategic operational drivers (revenue, non-interest expense and provision for loan losses) with a weighting of at least 10% for each goal,
•	includes line of business performance goals for revenue, non-interest expense, provision for loan losses, and net income to mitigate incentive risks and reflect total performance of the business unit, and
•	includes a range of potential payouts of a threshold and maximum of 50% and 200% (of target payout level) to make the incentive payouts variable relative to performance.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2014:

Name	Below Threshold Bonus Payout Level (as percentage of salary) (1)	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)
Gerard R. Host	---	35.0%	70%	140%
Louis E. Greer	---	22.5%	45%	90%
James M. Outlaw, Jr. (2)
January - July	---	20.0%	40%	80%
August - December	---	22.5%	45%	90%
Wayne A. Stevens	---	22.5%	45%	90%
Breck W. Tyler	---	20.0%	40%	80%

(1)	If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.
(2)	Mr. Outlaw’s payout levels under the management incentive plan were prorated for the year in connection with his August 1, 2014 promotion. The percentages shown reflect his threshold, target and potential maximum bonus payout levels established for the first seven months of 2014 and for the last five months of 2014, in each case based on a percentage of his base salary as of March 1, 2014.

Mr. Host’s overall target bonus payout level is established in his employment agreement. For the other NEOs, the 2014 target bonus payout levels were consistent with the 2013 levels, except for the change in Mr. Outlaw’s target bonus payout levels in connection with his promotion. For 2014, overall incentive targets for NEOs were allocated among corporate performance goals, strategic operational drivers and, for NEOs working in specific lines of business, line of business goals. The corporate performance goals related to NI and ROATE, the strategic operational drivers related to revenue, efficiency (in the form of non-interest expense) and credit quality (in the form of provision for loan losses), and the line of business goals related to these same measures as applied to the specific line of business.

The following table shows the weightings of these goals for each NEO for 2014, which, similar to 2013, were selected for consistency in approach among NEOs with comparable responsibilities:

Name	Corporate Performance Goals	Strategic Operational Drivers	Line of Business Goals
Gerard R. Host	70%	30%	---
Louis E. Greer	70%	30%	---
James M. Outlaw, Jr. (1)
January - July	30%	---	70%
August - December	70%	30%	---
Wayne A. Stevens	30%	---	70%
Breck W. Tyler	30%	---	70%

(1)  Mr. Outlaw’s weightings were prorated for the year in connection with his August 1, 2014 promotion. The weightings for the first seven months of 2014 relate to his position as President and Chief Operating Officer – Texas, a line of business role, while the weightings for the last five months of 2014 relate to his position as Executive Vice President and Chief Administrative Officer, a corporate role.

For 2014 the threshold and maximum performance levels were the same as used in 2013 to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring high performance to reach the maximum payout level. Accordingly, for the 2014 bonus matrix, the Committee recommended and the Board approved the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)
Corporate Performance Goals:
Net income	80%	120%
ROATE	80%	120%
Corporate/Strategic Operational Drivers:
Total revenue (net interest income + non-interest income)	80%	120%
Non-interest expense	120%	80%
Provision for loan losses	120%	80%
Line of Business Goals:
Total revenue	80%	120%
Non-interest expense	120%	80%
Provision for loan losses	120%	80%
Net income	80%	120%

Depending on performance achievement against the stated goals, the payout percentage, if any, for 2014 could range from a level of 50% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 200% (for maximum performance achievement). If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

In early 2015, the Committee reviewed Trustmark’s performance compared to the performance goals established under the management incentive plan for 2014.

The following table shows the relevant performance goals established for 2014 under the management incentive plan and the extent to which such goals were achieved:

Performance Goals	2014 Profit Plan Targets	2014 Results as Approved by the Committee	Percentage of Profit Plan Achieved	Percentage of Payout Achieved
($ in millions)
Corporate Goals (all NEOs):
Net income	$102.10	$123.56	121.02%	200%
ROATE	11.12%	12.97%	116.64%	183%
Corporate Strategic/Operational Drivers (Host, Greer and Outlaw only): (1)
Total revenue	$543.22	$578.18	106.44%	132%
(net interest income + non-interest income)
Non-interest expense	$404.00	$409.01	98.76%	97%
Provision for loan losses	$4.00	$7.38	15.50%	0%
Line of Business Goals (Outlaw, Stevens and Tyler only): (1)
Texas Region (Outlaw) --
Total revenue	$41.80	$41.32	98.85%	97%
Non-interest expense	$16.36	$15.52	105.13%	126%
Provision for loan losses	$0.48	$(1.23)	356.25%	200%
Net income	$14.31	$15.60	109.01%	145%
Retail Banking (Stevens) --
Total revenue	$300.08	$330.70	110.20%	151%
Non-interest expense	$135.55	$136.18	99.54%	99%
Provision for loan losses	$1.00	$5.44	(344.00)%	0%
Net income	$67.13	$83.64	124.59%	200%
Mortgage Services (Tyler) --
Total revenue	$41.53	$48.52	116.83%	184%
Non-interest expense	$23.84	$24.73	96.27%	91%
Provision for loan losses	$1.39	$1.16	116.55%	183%
Net income	$9.23	$13.47	145.94%	200%

(1)	Mr. Outlaw’s performance goals were prorated for the year in connection with his August 1, 2014 promotion. His performance goals for the first seven months of 2014 were the corporate goals (30%) and the line of business for the Texas Region goals (70%) related to his position as President and Chief Operating Officer – Texas, and his performance goals for the last five months of 2014 were the corporate goals (70%) and the strategic operational drivers (30%) related to his position as Executive Vice President and Chief Administrative Officer.

Trustmark’s strong performance in 2014 resulted in average payouts for the NEOs under the management incentive plan of 165% of the target level. The Committee determined the bonus payments by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The bonus amounts for the CEO and CFO were approved by the Committee and by the Board in January 2015, and the bonus amounts for the other NEOs were approved by the Committee in February 2015 and by the Bank Board in March 2015. Trustmark paid the following annual cash bonuses for 2014 performance under the management incentive plan:

Name	2014 Performance Payout Achieved (%)	Total 2014 Annual Cash Bonus Paid (1) ($)	Total Annual Cash Bonus Paid as Percentage of Base Salary (2) (%)
Gerard R. Host	160%	$ 815,410	112%
Louis E. Greer	160%	$ 258,516	72%
James M. Outlaw, Jr. (3)	159%	$ 196,256	67%
Wayne A. Stevens	163%	$ 245,119	73%
Breck W. Tyler	184%	$ 225,308	74%

(1)	Trustmark paid these awards on March 13, 2015.
(2)	Calculated using base salary as of March 1, 2014.
(3)	For Mr. Outlaw, the percentages and amounts shown reflect his total bonus earned under the management incentive plan, prorated between the first seven months and the last five months, as discussed above.

These 2014 annual cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2014 in the Summary Compensation Table on page 34.

Changes for 2015.  Based on recommendations of the compensation consultant, at their January and March 2015 meetings, the Committee recommended and the Board and Bank Board approved adjustments to the management incentive plan for 2015 to:

•	replace the provision for loan losses performance goal (for corporate and line of business goals) with a non-performing asset goal, as a more commonly used indicator of credit quality, and
•	establish a slightly narrower performance range for the total revenue performance goal (for corporate and line of business goals) from a threshold and maximum of 80% and 120% to a threshold and maximum of 85% and 115%, and for the non-interest expense performance goal (for corporate and line of business goals) from a threshold and maximum of 120% and 80% to a threshold and maximum of 110% and 90%, in each case to require a higher level of performance to meet the threshold payout level and reward performance within a more narrow range to create a more challenging plan.

Quarterly Mortgage Production Bonus.  In recognition that a quarterly production bonus is very common for executives in mortgage banking and in an effort to remain competitive with Trustmark’s peer companies, Mr. Tyler receives a quarterly production bonus based on the mortgage department’s production, in addition to the annual cash bonus under the management incentive plan. Mr. Tyler’s quarterly production bonus is based on a percentage of total mortgage production above a threshold production level each quarter for mortgages that conform to the Bank’s origination guidelines, subject to an annual cap. The specific formula is not publicly disclosed for competitive reasons. Mr. Tyler’s quarterly mortgage department production bonus is presented as Non-Equity Incentive Plan Compensation for 2014 and 2013 in the Summary Compensation Table on page 34.

Relocation Bonus.  In connection with his promotion to Executive Vice President and Chief Administrative Officer and relocation to Jackson, Mississippi, Mr. Outlaw received a one-time relocation bonus of $25,000 in August 2014. Under the terms of his promotion offer letter, Mr. Outlaw would be required to repay 100% of this relocation bonus if he voluntarily terminated his employment with Trustmark within one year and would be required to repay 50% of this relocation bonus if he voluntarily terminated his employment with Trustmark within two years.

Equity-Based Compensation.  Trustmark strongly believes that long-term equity-based awards are an integral part of total compensation for NEOs and certain key managers with significant responsibility for Trustmark’s long-term results.

Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. To promote teamwork among executive management, since 2011 all members of executive management (other than the CEO) received the same size annual equity-based award. In connection with the establishment of an executive strategy committee in 2014, beginning with the 2015 awards, all members of the executive strategy committee (other than the CEO) receive the same size annual equity-based award and all other members of executive management receive the same slightly smaller annual equity-based award. Equity-based awards and the related performance goals for NEOs under the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (2005 Incentive Plan) are recommended by the Committee and approved by the Board generally at its first meeting of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. The Committee’s meeting schedule is determined several months in advance, so the proximity of any grant of awards to earnings announcements or other market events is coincidental.

The 2005 Incentive Plan:

•	authorizes the granting of restricted stock, restricted stock units (RSUs), performance units, stock options, stock appreciation rights (SARs) and other incentive awards (payable in cash or shares), all of which may be made subject to the attainment of performance goals established by the Committee,
•	provides for the ability to base an individual’s performance goals on specified corporate and line of business criteria, and
•	limits the maximum amount of restricted stock, stock options, SARs and other incentive awards that can be granted to a participant in any given year.

Trustmark’s primary form of equity-based compensation is restricted stock awards. Since 2008, Trustmark has awarded a combination of performance-based restricted stock (67%) and time-based restricted stock (33%) to ensure alignment of executives’ interests with those of shareholders and to align the components of Trustmark’s equity-based compensation with that of its peers and to accomplish Trustmark’s equity award objectives, including executive officer retention and attraction. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with normal vesting not occurring for three years. The Committee also believes that use of time-based restricted stock grants, which vest in three years, provides a balanced retention element against the negative impact of economic issues outside the control of management on the ultimate earning of performance-based awards.

After considering the observation from PM&P that three-year vesting is more common than six-year vesting in the case of performance-based awards, the Committee recommended and the Corporate Board approved a change to the performance-based equity awards in January 2013. The performance-based equity awards continue to be based on the same performance-vesting criteria as in prior years, with potential vesting up to the same 200% over a three-year performance period. However, beginning with the 2013 performance-based awards, the performance-based equity awards consist of a dual award of restricted stock and an equal number of restricted stock units. The restricted stock vests on performance over the three-year performance period up to 100%, and the restricted stock units vest based on performance over the same three-year performance period exceeding 100% (up to a maximum of 200%). To the extent earned, the restricted stock units are settled in unrestricted shares issued after the performance period ends. For performance-based restricted stock awards granted prior to 2013, performance exceeding 100% resulted in the issuance of excess shares that vested only after an additional three years of service.

Historically, the CEO has received an equity-based award value of approximately 75% of his then-current base salary. For 2014, based on analyses from PM&P in 2012 and 2013 reflecting that Trustmark’s long-term equity compensation was below the market median, the Committee recommended and the Corporate Board approved an increase in the value of the award to Mr. Host (above 75% of his base salary) and an increase in the value of the award to the other NEOs. The goal of these increases was to improve the competitiveness of Trustmark’s long-term equity compensation and overall compensation for executives and create a pay mix that is closer to market practices. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested.

For the performance-based restricted stock and restricted stock unit awards to be earned, certain performance goals must be achieved within the three-year performance period covered by the awards. The executive must also remain employed by Trustmark through the end of the performance period for the restricted stock and restricted stock units to vest fully (to the extent earned). The performance goals are scaled so that the recipient can receive a partial award in the event that acceptable, but not the target, results are achieved and so that performance above the target level yields higher awards.

The performance-based restricted stock and restricted stock unit awards granted in 2014 vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to Trustmark’s peer group. For each of ROATE and TSR, the threshold performance level is reached at the 30th percentile compared to the peer group, with 50% vesting occurring at the 50th percentile and 100% vesting occurring at the 75th percentile. The performance period began January 1, 2014, and continues through December 31, 2016. The restricted stock portion vests based on the vesting level achieved with respect to the ROATE and TSR performance in the aggregate up to 100%. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock. Any restricted stock units earned will be paid during the first 2 1/2 months of 2017.

In the event of an executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control, partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to such event. Dividends on the restricted stock portion of the award are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A of the Internal Revenue Code. No interest is paid on the accumulated dividends. No dividend equivalents are accumulated on the restricted stock unit portion of the award.

The time-based awards granted in 2014 vest 100% at January 28, 2017, if the executive remains employed through such date. Partial time-weighted accelerated vesting may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason (if provided in the executive’s employment agreement) or a change in control. Dividends on any time-based restricted stock are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the performance-based restricted stock and restricted stock unit awards and time-based restricted stock awards granted to the NEOs in 2014:

Name	Value of Performance-Based Shares ($)	Value of Performance-Based RSUs (1) ($)	Value of Time-Based Shares ($)	Total ($)
Gerard R. Host	$ 414,569	$ 176,797	$ 209,270	$ 800,636
Louis E. Greer	$ 76,549	$ 32,645	$ 38,626	$ 147,820
James M. Outlaw, Jr.	$ 76,549	$ 32,645	$ 38,626	$ 147,820
Wayne A. Stevens	$ 76,549	$ 32,645	$ 38,626	$ 147,820
Breck W. Tyler	$ 76,549	$ 32,645	$ 38,626	$ 147,820

(1)  Reflects the anticipated earning of the restricted stock unit portion of the performance-based equity award; restricted stock units will only be earned if, and only to the extent, the award’s aggregate ROATE and TSR vesting percentage exceeds 100%.

The following table reflects the values realized by the NEOs on vesting of performance-based restricted stock awards, excess share awards, and time-based restricted stock awards that vested during 2014 from grants made in prior years. See the Option Exercises and Stock Vested for 2014 table on page 38 for more information.

Name	Value of Performance-Based Shares Vested (1) ($)	Value of Excess Shares Vested (2) ($)	Value of Time-Based Shares Vested (3) ($)	Total ($)
Gerard R. Host	$ 193,567	$ 212,837	$ 138,622	$ 545,026
Louis E. Greer	$ 44,137	$ 76,931	$ 31,618	$ 152,686
James M. Outlaw, Jr.	$ 44,137	$ 76,931	$ 31,618	$ 152,686
Wayne A. Stevens	$ 44,137	$ 76,931	$ 31,618	$ 152,686
Breck W. Tyler	$ 44,137	$ 76,931	$ 31,618	$ 152,686

(1)  Reflects 77% vesting of performance-based shares granted in 2011, based on Trustmark’s 3-year ROATE and TSR performance against its peer companies.

(2)  Reflects vesting of time-based excess shares issued in 2012 in connection with 190% vesting of performance-based shares granted in 2009, based on Trustmark’s 3-year ROATE and TSR performance against its peer companies.

(3)  Reflects vesting of time-based shares granted in 2011.

Retirement Benefits.  Trustmark maintains several plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Trustmark Capital Accumulation Plan.  Trustmark maintains a non-contributory defined benefit plan (Trustmark Capital Accumulation Plan) that provides a “pension equity” benefit for substantially all associates, including NEOs, who were employed prior to January 1, 2007. Retirement benefits under the plan’s pension equity benefit formula are based on the length of credited service and final average compensation, as defined in the plan, through May 15, 2009, and vest upon three years of service. The pension equity benefit is paid after cessation of employment (unless the participant decides to delay payment to the normal retirement age of 65) as a lump sum or as a life annuity based on the plan’s actuarial conversion factors, as selected by the participant.

Benefits payable under the plan are based on a pension equity formula that takes into account the participant’s compensation through May 15, 2009, averaged over the highest consecutive five-year period out of the most recent seven-year period, the number of years of credited service and the age when each year of credited service was earned through May 15, 2009. Compensation consists of W-2 taxable income adjusted for associate contributions to Trustmark’s 401(k) plan, qualified transportation fringe benefits and cafeteria plans. Compensation does not include group term life insurance, automobile allowance, moving expenses, severance pay or income from stock options after 2002. After 2003, compensation also excludes all incentive compensation, bonuses and commissions, with exceptions for associates whose pay is 100% commission-based.

In an effort to control expenses, participation and benefit accrual under the plan were frozen as of May 15, 2009 (except for certain grandfathered participants, none of whom are NEOs), so that individual pension amounts under the plan are not increased for compensation or service after May 15, 2009 (other than for the grandfathered participants). This freeze applied to all NEOs for 2014. After May 15, 2009, the pension equity lump sum credit balance of each NEO is increased only for interest credited under IRS regulations (but only until the plan benefit commences to be paid).

For 2014, the maximum annual benefit allowable by tax law under the plan was $210,000. Amounts payable pursuant to the plan are not subject to reduction for social security benefits.

See the Pension Benefits for 2014 table on page 39 for more information regarding this plan.

Executive Deferral Plan.  Because of the limits for tax qualified retirement plans, Trustmark also maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. The Committee believes the plan is competitive with Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than 10 years, and commences at normal retirement age, which is the attainment of age 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s level of responsibilities and, in part, on his specified covered salary.

The following table shows, as to each NEO, annual retirement benefits currently anticipated to be paid at normal retirement:

Name	Annual Benefit ($)
Gerard R. Host	$300,000
Louis E. Greer	$100,000
James M. Outlaw, Jr.	$87,500
Wayne A. Stevens	$100,000
Breck W. Tyler	$100,000

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. The deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of 10 years. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement and prior to when the participant’s retirement benefit commences to be paid, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

In 2014, the Committee approved an increase in the annual retirement benefit for Mr. Outlaw under the plan from $75,000 to $87,500, in connection with his promotion to Executive Vice President and Chief Administrative Officer and increase in responsibilities. Mr. Outlaw becomes vested in a pro rata portion of the increased amount for each year he remains employed beginning on August 1, 2015 and annually thereafter through the year he reaches age 64.

See the Pension Benefits for 2014 table on page 39 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan.  Trustmark also provides a non-qualified deferred compensation plan that provides additional cash compensation deferral opportunities for executives who may be impacted by the compensation and contribution limits that restrict participation in the 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. No contribution is made to the plan by Trustmark. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

See the Non-Qualified Deferred Compensation for 2014 table on page 39 for more information regarding this plan.

Perquisites; Other Compensation.  Perquisites provided to each NEO are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the All Other Compensation for 2014 table on page 35. In addition to the cash and equity compensation and supplemental retirement benefits described above, NEOs are eligible to participate in the same benefit plans available to all other salaried associates. These include:

•	health insurance (portion of costs),
•	basic life insurance,
•	long-term disability insurance, and
•	participation in Trustmark’s 401(k) plan, including a company match.

Consistent with other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Mr. Host with use of a company-owned automobile, as it does for Mr. Stevens, due to his responsibilities, which require him to travel frequently between various Trustmark offices and branch locations. Messrs. Host and Stevens also use these automobiles for personal transportation. Prior to his promotion in August 2014, Mr. Outlaw was provided with a monthly automobile allowance in recognition of the significant amount of travel his position required between various branch locations in the Texas region. This allowance was discontinued when Mr. Outlaw became Executive Vice President and Chief Administrative Officer, a role that requires less frequent automobile travel.

Relocation benefits are also provided and individually negotiated, as in the case of Mr. Outlaw’s promotion and relocation in August 2014, the details of which are shown in the All Other Compensation for 2014 table on page 35. Under the terms of his promotion offer letter, Mr. Outlaw would be required to repay 100% of the relocation expenses paid by Trustmark if he voluntarily terminated his employment with Trustmark within one year and would be required to repay 50% of the relocation expenses if he voluntarily terminated his employment with Trustmark within two years.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. As the needs of Trustmark and the responsibilities of the NEOs change, the Committee may consider offering different or additional perquisites as appropriate to support Trustmark’s business and attract and retain talented executives. For example, in January 2013, the Board authorized an annual allowance of up to 15 hours of personal use of Trustmark’s airplane for the CEO. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments for the CEO and maximize his available time for company business.

Severance and Change in Control Benefits.  Upon any termination of employment, the executives would be entitled to receive their vested benefits under the 401(k) plan, pension plan (Trustmark Capital Accumulation Plan), non-qualified deferred compensation plan (NQDC Plan) and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in a written agreement. Mr. Host’s employment agreement with Trustmark is described below. In addition, in light of the important role of executive management to the success of Trustmark, the Committee believes that providing change in control benefits to the CEO and other members of executive management should eliminate, or at least reduce, any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. The NEOs’ change in control agreements with Trustmark are described below. Trustmark believes that the severance and change in control benefits it provides are customary among its peers and that the potential cost of these benefits is relatively minor relative to Trustmark’s overall value.

With the exception of the accelerated vesting of restricted stock and restricted stock unit awards, Trustmark’s change in control benefits provided to the CEO and other members of executive management are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

Employment Agreement with Mr. Host.  In connection with his election as President and CEO of Trustmark Corporation and the Bank, Trustmark and Mr. Host entered into a new employment agreement, effective January 1, 2011 (the Agreement) to replace his prior 2007 agreement. The Agreement provides for Mr. Host to serve as President and CEO of Trustmark and the Bank for a term of three years beginning January 1, 2011, with an automatic rolling one-year extension each December 31, unless either Trustmark or Mr. Host provides notice of non-extension, in which case the Agreement would expire at the end of the then-current term. Either Trustmark or Mr. Host may terminate Mr. Host’s employment with 30 days’ notice, except that no prior notice is required in the case of termination for Cause. If not terminated earlier, Mr. Host’s employment under the Agreement will automatically terminate upon his retirement on December 31, 2019, the year he turns 65.

Mr. Host is guaranteed a minimum base salary of $550,000 annually, subject to annual review. Recognizing the need to be flexible in the current economic environment, the Agreement provides that Mr. Host’s base salary may be reduced below $550,000, with his consent if Trustmark reduces the base salaries of other senior executives.

Mr. Host is eligible to earn an annual cash bonus, with a bonus target amount of 70% of his base salary. Mr. Host is also eligible to receive equity compensation awards on such basis as the Committee determines and is eligible to participate in any benefit plans or programs that are offered to senior executives generally.

On any cessation of employment, Mr. Host will be entitled to his earned but unpaid base salary and annual bonus and, except in the case of termination for Cause, any accrued vacation (earned compensation). Mr. Host will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause whether in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason whether in connection with a change in control of Trustmark or not.

Under the Agreement, Mr. Host is subject to standard confidentiality, non-solicitation and non-competition obligations during the term of the Agreement and for two years after his employment ends. As partial consideration for these obligations after his employment ends, if Mr. Host’s employment is terminated by Trustmark without Cause or if he resigns for Good Reason, he will be entitled to payments equal to two times the sum of (i) his annual base salary, and (ii) the average of his annual bonuses earned for the three years prior to the end of his employment (the Covenant Payments), with one-half of the Covenant Payments paid in 12 equal monthly installments commencing 60 days after termination and one-half paid in a lump sum 60 days after termination.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to the Covenant Payments and earned compensation: (i) a lump sum payment equal to one times his base salary and the average of his annual bonuses earned for the three years prior to the change in control, (ii) thirty-six months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested stock options.

If Mr. Host’s employment is terminated by Trustmark without Cause or he resigns for Good Reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to twenty-four months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.

In certain cases, some or all of the payments and benefits provided on termination of employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the Agreement. In the case of benefits that are delayed, Mr. Host would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Company at the end of the six-month period.

The Agreement includes a clawback provision that will permit Trustmark to recover certain incentive-based compensation as required by federal law and as determined by the Committee.

For purposes of this agreement, “Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

For purposes of the Agreement, “Good Reason” means (i) a demotion in status, title or position or the assignment of the person to duties or responsibilities which are materially inconsistent with such status, title or position, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

For purposes of the Agreement, “change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The amounts which would have been payable to Mr. Host assuming a termination event on December 31, 2014, are addressed in the Potential Payments Upon Termination or Change in Control section beginning on page 40.

The above is a summary of the material terms and provisions of the Agreement. For the complete Agreement, including the exact definitions of the defined terms used therein, refer to the copy of the Agreement that has been filed with the SEC and is incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs.  In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs (each a CIC Agreement), other than Mr. Host whose employment agreement already provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, “Cause” and “change in control” have substantially the same meanings as in Mr. Host’s employment agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs under the CIC Agreements assuming a change in control and termination event on December 31, 2014, are addressed in the Potential Payments Upon Termination or Change in Control section beginning on page 40.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement that has been filed with the SEC and is incorporated by reference into this proxy statement.

Deductibility of Compensation.  In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs. The Committee believes it is generally in Trustmark’s best interest, and that of its shareholders, to offer compensation that is deductible under Section 162(m). It is, therefore, the Committee’s general preference that grants of performance-based equity and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m) or be in amounts that normally would not be expected to result in non-deductibility under Section 162(m).

The Committee also believes, however, that in certain circumstances factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark, and reserves the right to do so in the future when appropriate. For that reason, Trustmark’s annual cash bonus management incentive plan is currently designed to provide compensation that may not be deductible under Section 162(m) for all NEOs. Further, there is no guarantee that compensation awarded or paid by Trustmark that is intended to qualify for deductibility under Section 162(m) will be fully deductible. In 2014, a portion of Mr. Host’s compensation was not deductible by Trustmark under Section 162(m).

Policy Against Hedging and Limitations on Pledging.  To ensure that executive officers bear the full risks of stock ownership, Trustmark’s insider trading policy prohibits executive officers, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. With limited exceptions, executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Stock Ownership Guidelines.  Although the Board believes management’s current ownership of Trustmark stock adequately aligns the interests of management and shareholders, in January 2013 the Board adopted stock ownership guidelines for the CEO and other members of executive management in recognition that such guidelines are considered a best compensation practice that mitigates risks associated with Trustmark’s compensation programs and encourages management to focus on long-term growth and financial success. In connection with the January 2015 decision to increase the size of the annual equity-based awards granted to members of the newly formed executive strategy committee, the Board also increased the stock ownership guideline level for the CEO and members of the executive strategy committee. The current guidelines require the CEO and other members of executive management to own a minimum number of shares of Trustmark stock equal in value to a multiple of their base salary in effect when appointed CEO or a member of executive management, as follows:

Multiple of Base Salary
CEO	4x
Executive Strategy Committee	2x
Other Executive Management	1.5x

The guidelines provide that the applicable ownership level should be reached within five years from the later of January 22, 2013 or the date of appointment as CEO or as a member of the executive strategy committee or executive management, as applicable. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Human Resources Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards.

Executive Compensation Recoupment.  Ethical behavior and integrity remain an important priority for Trustmark. In support of this, and in anticipation of adopting a comprehensive executive compensation recoupment policy (also known as a “clawback” policy), the Committee began including a clawback provision in the performance-based restricted stock awards beginning with awards granted to the executive officers in 2011. Also since 2011, the Committee has included a similar clawback provision in the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance-based restricted stock or restricted stock unit award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and on such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy once the SEC publishes final rules implementing the clawback requirements from the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices.  In late 2014 and early 2015, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Risk Officer presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 18, 2015. The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multiyear vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/ or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee has concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2014

The following table summarizes the compensation components for the CEO, the CFO and each of the next three most highly compensated executive officers during 2014, and indicates their positions as of December 31, 2014. The table includes base salary, cash incentives paid or accrued, as well as amounts for equity awards, retirement benefits and other compensation for 2014, 2013 and 2012. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Gerard R. Host	2014	$727,333	---	$800,636	---	$815,410	$814,082	$108,973	$3,266,434
President and CEO, Trustmark Corporation; President and CEO, Trustmark National Bank	2013	$707,000	---	$667,616	---	$726,978	---	$133,224	$2,234,818
	2012	$675,000	---	$579,311	---	$787,640	$407,257	$101,891	$2,551,099

Louis E. Greer	2014	$358,750	---	$147,820	---	$258,516	$297,151	$32,364	$1,094,601
Treasurer and	2013	$349,007	---	$120,167	---	$230,644	---	$41,758	$741,576
Principal Financial Officer,	2012	$337,928	---	$132,087	---	$249,935	$125,459	$43,190	$888,599
Trustmark Corporation;
Executive Vice President and
Chief Financial Officer,
Trustmark National Bank
James M. Outlaw, Jr.	2014	$305,533	$25,000	$147,820	---	$196,256	$239,288	$148,004	$1,061,901
Executive Vice President and Chief Administrative Officer, Trustmark National Bank
Wayne A. Stevens	2014	$332,450	---	$147,820	---	$245,119	$234,055	$38,490	$997,934
President-Retail Banking, Trustmark National Bank	2013	$321,000	---	$120,167	---	$224,557	---	$42,263	$707,987
	2012	$312,500	---	$132,087	---	$195,647	$121,661	$45,546	$807,441
Breck W. Tyler	2014	$306,000	---	$147,820	---	$343,083	$276,772	$22,871	$1,096,546
President-Mortgage Services, Trustmark National Bank	2013	$306,000	---	$120,167	---	$404,725	---	$32,119	$863,011
	2012	$305,000	$20,000	$132,087	---	$209,549	$128,493	$34,090	$829,219

(1)	For Mr. Tyler, the amount in this column reflects the additional amount awarded in the Committee’s discretion under the management incentive plan. For Mr. Outlaw, the amount in this column reflects a one-time relocation bonus he received in connection with his promotion to Executive Vice President and Chief Administrative Officer and relocation to Jackson, Mississippi. This relocation bonus is subject to mandatory full or partial repayment to Trustmark if Mr. Outlaw were to voluntarily terminate his employment with Trustmark within two years after his promotion.
(2)	The amounts in this column reflect restricted stock (and for 2014 and 2013, restricted stock unit) awards granted to the NEOs during 2014, 2013 and 2012 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718 based, in the case of performance-based awards, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance-based awards that will vest only if the related performance measures are achieved. For the performance-based awards granted in 2014 and 2013, the amounts reported in this column reflect the grant date fair value based on the achievement of the target level. The grant date fair values for the 2014 awards, based on achievement of the maximum level, would be as follows: Host -- $640,332, Messrs. Greer, Outlaw, Stevens and Tyler -- $118,236. The grant date fair values for the 2013 awards, based on achievement of the maximum level, would be as follows: Host -- $534,282, Messrs. Greer, Stevens and Tyler -- $96,165. For the performance-based awards granted in 2012, the amounts reported in this column reflect the grant date fair value based on the achievement of the maximum level. Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2014, in Trustmark’s Annual Report on Form 10-K filed with the SEC on March 2, 2015.
(3)	No stock option awards were made during 2014, 2013 or 2012.
(4)	Annual cash bonuses earned under Trustmark’s management incentive plan are reported in this table as “Non-Equity Incentive Plan Compensation.” For Mr. Outlaw, the amount shown for 2014 reflects his total bonus earned under the management incentive plan, as prorated between the first seven months and the last five months, as discussed above. Non-equity incentive plan compensation for Mr. Tyler for 2014 and 2013 includes both (i) his annual cash bonus earned under Trustmark’s management incentive plan of $225,308 and $207,530, respectively, and (ii) his quarterly mortgage department production bonus incentives totaling $117,775 and $197,195, respectively.
(5)	In 2013, changes in pension value were negative and driven largely by an increase in the discount rate applied to calculate the present value of future pension payments. The 2013 changes in pension value were as follows: Host -- $(267,901), Greer -- $(80,595), Stevens -- $(52,480) and Tyler -- $(100,293). These decreases and the increases shown in the table above for 2014 and 2012 reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Trustmark Capital Accumulation Plan and Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and include amounts which the NEO may not currently be entitled to receive because such amounts are not yet vested.
(6)	See the following table for details of all other compensation for 2014.

All Other Compensation for 2014

The detail of all other compensation for 2014 is included in the following table:

Name	Use of Company Airplane (1) ($)	Automobile Allowance/Use of Company- Provided Automobile (2) ($)	Moving Expense (3) ($)	Tax Gross-Up (4) ($)	Dividends on Unvested Time-Based Restricted Stock (5) ($)	Club Dues ($)	Earned Vacation ($)	401(k) Match ($)	Company- Paid Life Insurance Premiums ($)	Total ($)
Gerard R. Host	$43,773	$12,658	---	---	$29,407	$7,535	---	$15,600	---	$108,973
Louis E. Greer	---	---	---	---	$7,271	$9,493	---	$15,600	---	$32,364
James M. Outlaw, Jr.	---	$5,833	$85,649	$32,520	$7,271	$1,131	---	$15,600	---	$148,004
Wayne A. Stevens	---	$8,133	---	---	$7,271	$7,486	---	$15,600	---	$38,490
Breck W. Tyler	---	---	---	---	$7,271	---	---	$15,600	---	$22,871

(1)	The aggregate incremental cost of Mr. Host’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, on-board catering expenses, universal weather monitoring costs, if applicable, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Mr. Host used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.
(2)	The amount shown for Mr. Outlaw reflects the automobile allowance he received during the first seven months of 2014. The aggregate incremental cost of Messrs. Host’s and Stevens’ personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Host and Stevens, respectively, used the automobile for personal rather than business travel.
(3)	The amount in this column reflects the payment or reimbursement of Mr. Outlaw’s relocation expenses, consisting of temporary housing expenses, three house-hunting trips, costs for storage and transportation of household goods and the real estate commission on the sale of his Texas residence.
(4)	The amount in this column reflects tax gross-ups related to moving expenses in connection with Mr. Outlaw’s relocation to Jackson, Mississippi.
(5)	The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2014. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Grants of Plan-Based Awards for 2014

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2014, under Trustmark’s annual management incentive plan (cash), the quarterly mortgage department production bonus incentive for Mr. Tyler (cash) and 2005 Incentive Plan (restricted stock/restricted stock units) and in the case of incentive-based awards reflects the amounts that could be earned or received under such awards:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Options (#)	Awards ($/Sh)	Awards (4) ($)
Name

Gerard R. Host		$255,500	$511,000	$1,022,000	---	---	---	---	---	---	---
	1/28/2014	---	---	---	2,907	16,610	33,220	---	---	---	$591,366
	1/28/2014	---	---	---	---	---	---	8,181	---	---	$209,270
Louis E. Greer		$81,000	$162,000	$324,000	---	---	---	---	---	---	---
	1/28/2014	---	---	---	537	3,067	6,134	---	---	---	$109,194
	1/28/2014	---	---	---	---	---	---	1,510	---	---	$38,626
James M. Outlaw, Jr.		$64,684	$129,368	$258,736	---	---	---	---	---	---	---
	1/28/2014	---	---	---	537	3,067	6,134	---	---	---	$109,194
	1/28/2014	---	---	---	---	---	---	1,510	---	---	$38,626
Wayne A. Stevens		$75,047	$150,093	$300,186	---	---	---	---	---	---	---
	1/28/2014	---	---	---	537	3,067	6,134	---	---	---	$109,194
	1/28/2014	---	---	---	---	---	---	1,510	---	---	$38,626
Breck W. Tyler		$61,200	$122,400	$244,800	---	---	---	---	---	---	---
		---	---	$225,000	---	---	---	---	---	---	---
	1/28/2014	---	---	---	537	3,067	6,134	---	---	---	$109,194
	1/28/2014	---	---	---	---	---	---	1,510	---	---	$38,626

(1)	The amounts shown in these columns reflect the minimum possible payment level (threshold) under the management incentive plan awards, which was 50% of the target amount shown, the target payment under the awards and the maximum possible payment under the awards, which was 200% of the target. All of these amounts are percentages of the executive’s base salary as of March 1, 2014. For Mr. Outlaw, the amounts shown reflect the combination of his minimum, target and maximum possible payment levels under the management incentive plan as prorated for the first seven months of 2014 and for the last five months of 2014, as discussed above. The amount of the award actually earned by the CEO and CFO were recommended by the Committee and approved by the Board on January 27, 2015. The amount of the awards actually earned by the other NEOs were recommended by the Committee and approved by the Bank Board on March 10, 2015. For Mr. Tyler, the amounts shown in the second row reflect the maximum amount he can earn annually under a quarterly production incentive based on the mortgage department’s origination, above a threshold production level, of mortgages that conform to the Bank’s mortgage origination guidelines. The quarterly production incentive does not have a threshold or target level. All amounts earned are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 34.
(2)	Reflects the performance-based restricted stock and restricted stock unit awards granted on January 28, 2014. The awards vest based on the achievement of target percentages related to ROATE (50%), with vesting up to and including 100%, and TSR (50%), with vesting up to and including 100%, compared to the 2014 peer group. The performance period began January 1, 2014, and continues through December 31, 2016. The restricted stock portion vests based on the vesting level achieved with respect to the ROATE and TSR performance in the aggregate up to 100%. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%), the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock to the executive if he remains employed for the entire performance period. Any restricted stock units earned will be paid during the first 2 1/2 months of 2017. Dividends on the performance-based restricted shares are accumulated and will vest and be paid only when and to the extent the related shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on the accumulated dividends. No dividend equivalents are accumulated on the restricted stock unit portion of the award. In the event of the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control prior to the end of the performance period, partial time-weighted performance vesting of the entire award occurs based on ROATE and TSR through the end of the calendar quarter prior to such event.
(3)	Reflects the number of time-based restricted shares granted on January 28, 2014. The awards vest on January 28, 2017, if the executive remains employed through such date. Partial time-weighted vesting will occur through the calendar month ending on or prior to the occurrence of any of the accelerated vesting events described in footnote (2) above. Dividends on any time-based restricted shares will be accumulated and will vest and be paid only when and to the extent the shares vest, subject to a six-month delay when required by Section 409A.
(4)	The amounts in this column reflect the grant date fair value of the performance-based restricted stock and restricted stock unit awards computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

Outstanding Equity Awards at 2014 Fiscal Year-End (Option Awards)

None of the NEOs held any unexercised options at December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End (Stock Awards)

The following table presents information regarding unvested performance-based restricted stock and restricted stock units awards and time-based restricted stock awards held by NEOs at December 31, 2014. All awards in the table below were granted under the 2005 Incentive Plan.

			Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)

Gerard R. Host	1/26/2010 (3)	1,929	$47,338	---	---
	1/24/2012 (4)	---	---	9,533	$ 233,940
	1/24/2012 (5)	5,336	$130,945	---	---
	1/22/2013 (6)	---	---	14,912	$ 365,940
	1/22/2013 (5)	7,344	$180,222	---	---
	1/28/2014 (7)	---	---	16,610	$ 407,609
	1/28/2014 (5)	8,181	$200,762	---	---
		22,790	$559,267	41,055	$ 1,007,489
Louis E. Greer	1/26/2010 (3)	538	$13,203	---	---
	1/24/2012 (4)	---	---	2,173	$ 53,325
	1/24/2012 (5)	1,217	$29,865	---	---
	1/22/2013 (6)	---	---	2,684	$ 65,865
	1/22/2013 (5)	1,322	$32,442	---	---
	1/28/2014 (7)	---	---	3,067	$ 75,264
	1/28/2014 (5)	1,510	$37,055	---	---
		4,587	$112,565	7,924	$ 194,454
James M. Outlaw, Jr.	1/26/2010 (3)	538	$13,203	---	---
	1/24/2012 (4)	---	---	2,173	$ 53,325
	1/24/2012 (5)	1,217	$29,865	---	---
	1/22/2013 (6)	---	---	2,684	$ 65,865
	1/22/2013 (5)	1,322	$32,442	---	---
	1/28/2014 (7)	---	---	3,067	$ 75,264
	1/28/2014 (5)	1,510	$37,055	---	---
		4,587	$112,565	7,924	$ 194,454
Wayne A. Stevens	1/26/2010 (3)	538	$13,203	---	---
	1/24/2012 (4)	---	---	2,173	$ 53,325
	1/24/2012 (5)	1,217	$29,865	---	---
	1/22/2013 (6)	---	---	2,684	$ 65,865
	1/22/2013 (5)	1,322	$32,442	---	---
	1/28/2014 (7)	---	---	3,067	$ 75,264
	1/28/2014 (5)	1,510	$37,055	---	---
		4,587	$112,565	7,924	$ 194,454
Breck W. Tyler	1/26/2010 (3)	538	$13,203	---	---
	1/24/2012 (4)	---	---	2,173	$ 53,325
	1/24/2012 (5)	1,217	$29,865	---	---
	1/22/2013 (6)	---	---	2,684	$ 65,865
	1/22/2013 (5)	1,322	$32,442	---	---
	1/28/2014 (7)	---	---	3,067	$ 75,264
	1/28/2014 (5)	1,510	$37,055	---	---
		4,587	$112,565	7,924	$ 194,454

(1)	Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the restricted stock units. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.
(2)	The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2014, which was $24.54 per share.
(3)	Reflects the number of excess shares that were issued on February 19, 2013, in connection with the greater than 100% vesting of the performance-based restricted stock awards granted on January 26, 2010. These time-based restricted shares will vest on February 19, 2016, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger accelerated vesting with respect to these shares.

(4)	For restricted stock granted on January 24, 2012, reflects the number of performance-based restricted shares that vested under the award on February 18, 2015. The award vested based on achievement of ROATE targets, with potential vesting up to and including 100% based on ROATE and TSR targets, with potential vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2012, through December 31, 2014, performance period. Because of the achievement of a performance-based vesting level with respect to the ROATE and TSR targets of less than 100% in the aggregate (88% out of a maximum of 200%), no additional excess shares were granted.
(5)	Reflects time-based restricted stock granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger partial time-weighted accelerated vesting with respect to these shares.
(6)	For awards granted on January 22, 2013, reflects the target (100%) number of performance-based restricted shares granted. The awards vest based on achievement of ROATE targets, with vesting up to and including 100% based on ROATE, and TSR targets, with vesting up to and including 100% based on TSR, compared to a group of peer financial institutions over a January 1, 2013, through December 31, 2015, performance period, if the executive remains employed through the end of the performance period. If a greater than 100% vesting level with respect to the ROATE and TSR targets is achieved in the aggregate (with the maximum being 200%) for an executive who remains employed for the entire performance period, the restricted stock unit portion of the award will be earned to the extent of such vesting above 100% and settled in shares of unrestricted stock to the executive in the first two and one-half months after the end of the performance period. Partial time-weighted performance vesting occurs based on ROATE and TSR through the end of the calendar quarter prior to the occurrence of any of the events described in footnote (1) above. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares.
(7)	For awards granted on January 28, 2014, reflects the target (100%) number of performance-based restricted shares granted. See footnote (2) to the Grants of Plan-Based Awards for 2014 table on page 36 for discussion of the vesting schedule of these awards of performance-based restricted shares and restricted stock units.

Option Exercises and Stock Vested for 2014

The following table presents information regarding restricted stock that vested during 2014 for each of the NEOs. None of the NEOs exercised options during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Gerard R. Host	23,009	$545,026
Louis E. Greer	6,471	$152,686
James M. Outlaw, Jr.	6,471	$152,686
Wayne A. Stevens	6,471	$152,686
Breck W. Tyler	6,471	$152,686

  (1)    Represents the total number of restricted shares that vested during 2014, without taking into account any shares that were surrendered or withheld for applicable tax obligations.

  (2)    Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2014

The Trustmark Capital Accumulation Plan and the Executive Deferral Plan are discussed in more detail under “Trustmark Capital Accumulation Plan” and “Executive Deferral Plan” on pages 27-28. The following table shows the present value at December 31, 2014, of accumulated benefits payable to each NEO, including the number of years of service credited, under each of the Trustmark Capital Accumulation Plan and the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2014, in Trustmark’s Annual Report on Form 10-K filed with the SEC on March 2, 2015:

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year ($)
Gerard R. Host	Trustmark Capital Accumulation Plan	25	$486,075	---
	Executive Deferral Plan	22	$3,682,714	---
Louis E. Greer	Trustmark Capital Accumulation Plan	22	$334,378	---
	Executive Deferral Plan	16	$971,831	---
James M. Outlaw, Jr.	Trustmark Capital Accumulation Plan	13	$240,649	---
	Executive Deferral Plan	16	$992,526	---
Wayne A. Stevens	Trustmark Capital Accumulation Plan	23	$163,430	---
	Executive Deferral Plan	11	$684,984	---
Breck W. Tyler	Trustmark Capital Accumulation Plan	19	$328,882	---
	Executive Deferral Plan	14	$823,453	---

(1)	Actual years of service as a Trustmark associate for each NEO is as follows: Host -- 30, Greer -- 27, Outlaw -- 18, Stevens -- 28 and Tyler -- 24. Effective May 15, 2009, benefits under the Trustmark Capital Accumulation Plan were frozen. Thus, NEOs will not earn additional benefits after May 15, 2009, except for interest as required by IRS regulations. For purposes of the Executive Deferral Plan, NEOs normally receive one year of credited service for every 12 months of employment with Trustmark since commencement of participation in the plan. For purposes of calculating years of credited service for the Trustmark Capital Accumulation Plan, NEOs received one year of credited service for every calendar year in which they worked 1,000 hours (but disregarding hours of service after May 15, 2009, due to the benefit accrual freeze under the plan). Therefore, number of years of credited service as an associate and years of credited service for the Trustmark Capital Accumulation Plan and the Executive Deferral Plan may differ. Also, since the date of entry into the Executive Deferral Plan could be subsequent to the date of entry into the Trustmark Capital Accumulation Plan, the number of years of credited service for each plan may be different depending on each respective date of entry. This table assumes the entire service period was completed under the benefit formula that was effective for service through December 31, 2014, and thereafter, subject to the benefit accrual freeze as of May 15, 2009, for the Trustmark Capital Accumulation Plan.
(2)	Includes amounts under the Executive Deferral Plan which Messrs. Greer, Outlaw, Stevens and Tyler would not currently be entitled to receive because such amounts are not vested. In connection with a 2013 increase in their annual retirement benefit (for Messrs. Greer, Stevens and Tyler) and a 2014 increase in his annual retirement benefit (for Mr. Outlaw), each of Messrs. Greer, Outlaw, Stevens and Tyler becomes vested in the increased amount over time through the year he reaches age 64.
(3)	The present value of accumulated benefit is based on converting the lump sum attributable to credits earned to date to an annuity payable at retirement age, which is then discounted back to December 31, 2014.

Non-Qualified Deferred Compensation for 2014

Trustmark’s non-qualified deferred compensation plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 28. The following table presents information relating to each NEO’s participation in the plan:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Trustmark Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
Gerard R. Host	$654,280	---	$179,359	---	$3,321,272
Louis E. Greer	---	---	$4,200	---	$69,445
James M. Outlaw, Jr.	$44,821	---	$22,720	---	$566,264
Wayne A. Stevens	---	---	$156	---	$4,850
Breck W. Tyler	---	---	$76,561	---	$1,135,738

(1)	All amounts are reported as 2013 non-equity incentive plan compensation for the NEO in the Summary Compensation Table on page 34.
(2)	The amounts in this column consist of investment gains for 2014 and do not include any above-market earnings.
(3)	Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2014: Host -- $1,635,133, Greer -- $27,500 and Tyler -- $458,158. The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2014. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Potential Payments Upon Termination or Change in Control

As discussed above, Trustmark’s executive compensation programs, plans and agreements provide for payments to the NEOs in the event of certain terminations of employment or upon a change in control of Trustmark. The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2014. The amounts shown are estimates, and assume that the termination or change in control event occurred on December 31, 2014. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2014, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Trustmark Capital Accumulation Plan, Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Employment Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Employment Agreement (1)
Gerard R. Host (2)	Severance (3)	---	$1,409,766
	Covenant Payment (3)(4)	$2,819,532	$2,819,532
	Restricted Stock -- Accelerated Vesting (5)	$798,361	$798,361
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	$41,696	$62,544
	Totals	$3,659,589	$5,090,203
Louis E. Greer	Severance (3)	---	$1,200,580
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$156,678	$156,678
	Executive Deferral Plan (6)(7)	---	$20,835
	Health & Welfare Benefits (8)	---	$31,581
	Totals	$156,678	$1,409,674
James M. Outlaw, Jr.	Severance (3)	---	$942,056
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$156,678	$156,678
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	---	$31,034
	Totals	$156,678	$1,129,768
Wayne A. Stevens	Severance (3)	---	$1,087,284
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$156,678	$156,678
	Executive Deferral Plan (6)(7)	---	$8,333
	Health & Welfare Benefits (8)	---	$30,926
	Totals	$156,678	$1,283,221
Breck W. Tyler	Severance (3)	---	$1,049,080
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$156,678	$156,678
	Executive Deferral Plan (6)(7)	---	$12,500
	Health & Welfare Benefits (8)	---	$35,321
	Totals	$156,678	$1,253,579

(1)	Mr. Host’s employment agreement and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.
(2)	If during the term of his employment agreement, Mr. Host’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($511,000 for 2014), in addition to accrued but unpaid compensation to date of termination.
(3)	The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Mr. Host, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.

(4)	Payments pursuant to Mr. Host’s employment agreement in consideration of covenants relating to confidentiality and two-year non-solicitation and non-competition commitments, with one-half of the payment paid in 12 equal monthly installments and one-half paid in a lump sum.
(5)	Upon a change in control without termination of employment, or upon death or disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock, and actual service and actual performance in the case of performance-based restricted stock and restricted stock units (but including 100% of any excess shares previously issued for completed performance periods). The value of the restricted stock and restricted stock units upon vesting is based on the closing market price per share of $24.54 as of December 31, 2014, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.
(6)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(7)	Upon termination within three years following a change in control, the incremental Executive Deferral Plan benefit amount is equal to the present value difference between the benefit at normal retirement date and the deferred benefit accrued to date, calculated by adding five years of service, up to a maximum of ten total years of participation. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the Pension Benefits for 2014 table using a 3.57% rate for present value computations. Mr. Host was already fully vested as of December 31, 2014, and did not receive any incremental benefits from this provision. Messrs. Greer, Stevens and Tyler each received the incremental benefits shown in the table in connection with the unvested portions of the 2013 increase in their annual retirement benefit. Mr. Outlaw was fully vested in his pre-2014 increase annual retirement benefit as of December 31, 2014, but will not receive any incremental benefit from this provision in connection with the unvested portion of the 2014 increase in his annual retirement benefit prior to August 1, 2015.
(8)	Mr. Host is entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

H uman Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit and Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

John M. McCullouch (Chairman)	Daniel A. Grafton
Adolphus B. Baker	R. Michael Summerford

Human Resources Committee Interlocks and Insider Participation

The following directors served on Trustmark’s Human Resources Committee during 2014: John M. McCullouch (Chairman), Adolphus B. Baker, Daniel A. Grafton and R. Michael Summerford. No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 52.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s named executive officers as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures that follow.

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly-qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so. Pursuant to the vote of Trustmark’s shareholders at the 2011 Annual Meeting of Shareholders, Trustmark will conduct an advisory vote to approve executive compensation on an annual basis. The next advisory vote to approve executive compensation will occur at the 2016 Annual Meeting of Shareholders.

The Board recommends that shareholders vote “for” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3:	APPROVAL OF THE TRUSTMARK CORPORATION AMENDED AND RESTATED STOCK AND INCENTIVE COMPENSATION PLAN

Trustmark’s shareholders are being asked to approve the “Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan” (the Amended and Restated Incentive Plan), which is an amendment and restatement of the Trustmark Corporation 2005 Stock and Incentive Compensation Plan (the 2005 Incentive Plan). The Amended and Restated Incentive Plan was adopted by the Board, subject to shareholder approval, on January 27, 2015, based on the recommendation of the Human Resources Committee (the Committee).

The 2005 Incentive Plan was initially approved by shareholders on May 10, 2005. On May 11, 2010, shareholders approved an amendment to the 2005 Incentive Plan to revise the definition of “performance goals” related to the treatment of awards under Section 162(m) of the Internal Revenue Code. The 2005 Incentive Plan is scheduled to expire on May 9, 2015 in accordance with its terms.

Summary of Amendments to the 2005 Incentive Plan

The Amended and Restated Incentive Plan includes the following amendments:

•	renames the 2005 Incentive Plan the “Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan,”
•	reduces the maximum number of shares that can be granted under the Amended and Restated Incentive Plan (since inception on May 10, 2005) to 3,000,000 and increases the annual per person limits on awards granted under the Amended and Restated Incentive Plan,
•	eliminates reload options and adds stock awards and performance cash awards as award types under the Amended and Restated Incentive Plan,
•	adds Community Bank Advisory Directors as potential participants under the Amended and Restated Incentive Plan,
•	updates the list of possible performance goals for performance-based compensation awards granted under Section 162(m) of the Internal Revenue Code,
•	clarifies that the Committee may cash out awards without participants’ consent in a merger or similar context;
•	generally prohibits repricing of stock options or stock appreciation rights,
•	updates the method for counting share usage under the Amended and Restated Incentive Plan,
•	adds provisions regarding securities law restrictions, clawback authority and bank regulatory authority, and
•	clarifies and updates certain terms and provisions of the Amended and Restated Incentive Plan.

Further, Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to Trustmark’s NEOs in a given tax year if it exceeds $1 million, unless it is “performance-based” compensation. Where a plan, such as the 2005 Incentive Plan, contains a list of performance goals on which such performance-based compensation may be based in whole or in part, Section 162(m) requires that the performance goals be re-approved by shareholders every five years. The performance goals were most recently approved by shareholders in 2010, and approval of this proposal is also intended to constitute approval of the performance goals under the Amended and Restated Incentive Plan for purposes of Section 162(m), as described below under “Section 162(m) and Performance Goals.”

If shareholders approve this proposal, the Amended and Restated Incentive Plan will allow Trustmark to continue to grant equity awards consistent with its compensation program and will provide Trustmark with additional flexibility to structure incentive compensation. If this proposal is not approved, the 2005 Incentive Plan will expire on May 9, 2015 in accordance with its terms and no further awards may be granted under the 2005 Incentive Plan.

Shareholders are not being asked to approve any additional shares for issuance under the plan. Instead, as discussed below, the Amended and Restated Incentive Plan actually reduces the number of shares available under the plan from the limit previously in effect.

Amended and Restated Incentive Plan Highlights

The Amended and Restated Incentive Plan provides for the grant to key associates and directors of awards which may include one or more of the following: stock options, restricted stock, restricted stock units, stock awards, performance units, performance cash awards and stock appreciation rights (collectively, the awards). The Amended and Restated Incentive Plan will enable Trustmark to continue to:

•	advance the interests of Trustmark by attracting and retaining highly qualified executives,
•	align compensation with Trustmark’s financial and operations performance,
•	provide for the ability to base a participant’s performance goals on specified corporate and line of business criteria, and
•	more closely align the interests of Trustmark’s shareholders with those of participants by motivating them to maximize shareholder value while limiting risk appropriately and maintaining the safety and soundness of the organization.

Some of the key features of the Amended and Restated Incentive Plan that enable Trustmark to maintain sound corporate governance practices in granting awards include:

•	Reduction in Shares Available for Issuance: The 2005 Incentive Plan currently limits the aggregate number of shares of Trustmark common stock that may be delivered pursuant to awards under the 2005 Incentive Plan to 6,838,235. If shareholders approve the Amended and Restated Incentive Plan, the number of shares of Trustmark’s common stock that may be issued pursuant to awards under the plan will be reduced by 3,838,235, so that the new aggregate share limit for the Amended and Restated Incentive Plan will be 3,000,000 shares, with 1,435,559 shares available for future grants as of February 24, 2015.
•	No Liberal Share Recycling Provisions: Under the Amended and Restated Incentive Plan, shares of Trustmark common stock used to pay the exercise price of a stock option or to satisfy tax withholding obligations in connection with an award will not be added back (recycled) to the aggregate plan limit. In addition, under the Amended and Restated Incentive Plan, the gross number of shares associated with a stock option exercise, and not just the net shares issued upon exercise, will count against the aggregate plan limit.
•	No Discounted Stock Options or Stock Appreciation Rights: The Amended and Restated Incentive Plan prohibits the grant of stock options and stock appreciation rights (SARs) with an exercise price less than the fair market value of Trustmark’s common stock on the date of the award.
•	No Repricing of Stock Options or SARs: The Amended and Restated Incentive Plan generally prohibits the repricing of stock options and SARs.
•	Clawback Policy: The Amended and Restated Incentive Plan adds provisions subjecting all awards under the plan to the terms of any recoupment, clawback or similar policy in effect at Trustmark from time to time.
•	Independent Committee Administration: Awards granted to NEOs are granted by the Committee, which is composed entirely of independent directors.
•	Term of Amended and Restated Incentive Plan: No awards may be granted under the Amended and Restated Incentive Plan more than ten years from the date of shareholder approval.

The Committee anticipates that the shares of Trustmark’s common stock that will be available for new award grants under the Amended and Restated Incentive Plan if shareholders approve this proposal (and giving effect to the 3,838,235 share reduction in the plan’s share limit) will provide Trustmark with flexibility to continue to grant equity awards under the Amended and Restated Incentive Plan for approximately five years following the 2015 Annual Meeting. However, this is only an estimate, in Trustmark’s judgment, based on current circumstances. The total number of shares awarded in any one year or from year to year may change based on any number of variables, such as the value of Trustmark’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in Trustmark’s equity grant practices, changes in the number of Trustmark associates, whether and to what extent vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of forfeitures), and changes in how Trustmark chooses to balance total compensation between cash and equity-based awards.

If shareholders approve the Amended and Restated Incentive Plan, the number of shares of Trustmark’s common stock that may be issued pursuant to awards under the plan will be reduced by 3,838,235 to 3,000,000. The proposed 3,000,000 aggregate share limit under the Amended and Restated Incentive Plan includes the shares that already have been granted under the 2005 Incentive Plan, which totalled 1,564,441 as of February 24, 2015. If shareholders approve the Amended and Restated Incentive Plan, 1,435,559 shares of the 3,000,000 aggregate share limit under the Amended and Restated Incentive Plan would be available for new grants under the plan. As of February 24, 2015, the closing price per share of Trustmark’s common stock as reported on the NASDAQ Global Select Market was $23.39.

Summary of the Amended and Restated Incentive Plan

The essential features of the Amended and Restated Incentive Plan are summarized below. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of the Amended and Restated Incentive Plan, which is attached as Appendix A.

Purpose of the Amended and Restated Incentive Plan.  The purpose of the Amended and Restated Incentive Plan is to promote the success of Trustmark and its subsidiaries by providing incentives to key associates and directors that will promote the identification of their personal interest with the long-term financial success of Trustmark and with growth in shareholder value, consistent with Trustmark’s risk profile. The Amended and Restated Incentive Plan is designed to provide flexibility to Trustmark in its ability to motivate, attract, and retain the services of key associates and directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

Administration.  The Committee will administer the Amended and Restated Incentive Plan. The Committee consists only of “independent directors” under NASDAQ Listing Rules, “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act and “outside directors” as defined by Section 162(m) of the Code. Subject to the terms of the Amended and Restated Incentive Plan, the Committee has, among other powers, the power to determine the key associates and directors to whom awards are made, the nature and extent of any such awards, the terms and conditions upon which awards may be made, exercised and modified, and to make all other determinations and take all other actions necessary or advisable for the administration of the Amended and Restated Incentive Plan. The Committee has delegated authority to the CEO to grant limited equity awards, which are reviewed by the Committee.

Eligibility.   The Amended and Restated Incentive Plan provides that awards may be granted to key associates and Board members of Trustmark and its subsidiaries, including Community Bank Advisory Directors of the Bank. Key associates include officers or other associates of Trustmark and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to Trustmark and its subsidiaries. If shareholders approve this proposal, approximately 260 associates and 220 directors would be eligible to receive awards under the Amended and Restated Incentive Plan.

No Repricing.  The Amended and Restated Incentive Plan prohibits stock option or SAR repricing, including by way of an exchange for another award (except in connection with a corporate transaction such as a change in control or an event referred to in “Adjustment Upon Changes in Capitalization” below) unless the repricing is submitted to and approved by shareholders.

Authorized Shares; Limits on Awards.  The maximum number of shares of Trustmark’s common stock available for issuance under the 2005 Incentive Plan, as currently in effect, is 6,838,235, which consists of the sum of (1) 6,000,000 shares of common stock plus (2) the number of shares represented by options under the Second Amended Trustmark Corporation 1997 Long Term Incentive Plan that expired or were otherwise terminated or forfeited after May 10, 2005. As of February 24, 2015, awards relating to 1,564,441 shares have already been granted under the 2005 Incentive Plan and 5,273,794 shares remain available for grant under the 2005 Incentive Plan. If shareholders approve the Amended and Restated Incentive Plan, the number of shares of Trustmark’s common stock that may be issued pursuant to awards under the plan will be reduced by 3,838,235, so that the new aggregate share limit for the Amended and Restated Incentive Plan will be 3,000,000 shares (reducing the number of shares available for new award grants from 5,273,794 shares to 1,435,559 shares as of February 24, 2015.

The following updated annual limits are also contained in the Amended and Restated Incentive Plan:

•	In any calendar year, no participant may receive awards of stock options and SARs (disregarding any Tandem SARs) with respect to more than 100,000 shares in the aggregate.

•	In any calendar year, no participant may receive awards of restricted stock, stock awards and restricted stock units with respect to more than 100,000 shares in the aggregate.
•	In any calendar year, no participant may receive awards of performance units that provide for the cash payment of more than $2 million (which may include the issuance of no more than 100,000 shares) in the aggregate.
•	In any calendar year, no participant may receive performance cash awards in any calendar year that provide for the cash payment of more than $2 million in the aggregate.

Currently, if any award granted under the 2005 Incentive Plan terminates, expires, lapses or is forfeited for any reason (other than by exercise of a related option in the case of Tandem SARs), the shares of Trustmark common stock subject to such award will be available for further awards. In addition, if the exercise price for a stock option is paid using previously acquired common shares, the number of common shares available for future awards under the 2005 Incentive Plan will be reduced only by the net number of new common shares issued upon the exercise of the option. Similarly, if common shares are surrendered by a participant as full or partial payment of withholding taxes or if the number of common shares otherwise deliverable is reduced for payment of withholding taxes, the number of common shares surrendered or withheld shall be available for future awards under the 2005 Incentive Plan. If shareholders approve the Amended and Restated Incentive Plan, however, then after April 28, 2015, shares used to pay the exercise price of a stock option (whether withheld by Trustmark, delivered by the participant or otherwise used) will not be added back to the aggregate plan limit and the number of shares available for future awards will be reduced by the gross number of shares to which the exercise relates, rather than the net number of new shares issued upon the exercise. Similarly, shares of common stock withheld by Trustmark or otherwise used to satisfy a participant’s tax withholding obligation will not be added back to the aggregate plan limit. If any award granted under the Amended and Restated Incentive Plan terminates, expires or lapses for any reason other than by virtue of exercise or settlement of the award, or if shares issued pursuant to any award are forfeited (provided no dividends attributable to such shares have been received by the participant), the shares of common stock subject to such award will be available for further awards.

Adjustment Upon Changes in Capitalization.  As is customary in stock and incentive plans of this nature, the number and kind of shares subject to each outstanding award, the exercise price, and the annual limit on and aggregate number and kind of shares for which or from which awards may be made will be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganizations, reclassification, combination, exchange of shares or other corporate capitalization change of or by Trustmark.

Section 162(m) and Performance Goals.  Under Section 162(m) of the Internal Revenue Code, compensation paid to an NEO in a given tax year is not deductible if it exceeds $1 million unless it is “performance-based” compensation. Options and SARs are deemed to be performance-based compensation if the exercise price or base value of the shares of Trustmark common stock to which the award relates is at least equal to fair market value of those shares of Trustmark common stock on the date of the award and if the maximum number of shares of Trustmark common stock available for awards is disclosed to and approved by shareholders. Other awards may be performance-based compensation if based on achievement of objective performance goals set by the Committee and the material terms of the compensation or benefit to be paid, including the performance goals that may be used and the maximum that may be paid to any associate, are disclosed to and approved by shareholders before payment. The Committee must certify that the applicable performance goals and any other material terms are in fact satisfied. While shareholder approval of the performance goals and other material terms of the plan is one of the requirements for qualifying as performance-based compensation, such approval does not require the Committee to grant awards under the Amended and Restated Incentive Plan that constitute performance-based compensation.

It is the Committee’s general preference that grants of performance-based restricted stock and other incentive awards made pursuant to Trustmark’s stock and incentive compensation plans comply with the deductibility requirements of Section 162(m), including qualifying as performance-based compensation where appropriate, or be in amounts that normally would not be expected to result in non-deductibility under Section 162(m). The Committee also believes, however, that in certain circumstances, factors other than tax deductibility should take precedence when determining the forms and levels of executive compensation. Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark, and reserves the right to do so in the future when appropriate. Further, there is no guarantee that compensation awarded or paid by Trustmark that is intended to qualify for deductibility under Section 162(m) will be fully deductible.

Under the Amended and Restated Incentive Plan, the Committee will determine the performance period during which a performance goal must be met, and attainment of any performance goal is subject to certification by the Committee. Under the Amended and Restated Incentive Plan, performance goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. For an award that is intended to be performance-based compensation, the Committee may modify or adjust a performance goal at its discretion only to the extent permitted by Section 162(m).

If shareholders approve this proposal, then under the Amended and Restated Incentive Plan, at the Committee’s discretion, the performance goals for any performance period may be based on any one or more of the following: (i) stock value or increases therein (including, for example, total shareholder return), (ii) earnings per share or earnings per share growth, (iii) net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), (iv) profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), (v) operating cash flow, (vi) operating or other expenses, (vii) operating efficiency, (viii) return on equity, (ix) return on tangible equity, (x) return on assets, capital or investment, (xi) sales or revenues or growth thereof, (xii) deposits, loan and/or equity levels or growth thereof, (xiii) assets under management, (xiv) cost control measures, (xv) regulatory compliance, (xvi) gross, operating or other margins, (xvii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xviii) net interest income (FTE), (xix) net interest margin (FTE), (xx) noninterest income, (xxi) non-interest expense, (xxii) credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxiii) provision expense, (xxiv) productivity, (xxv) customer satisfaction, (xxvi) satisfactory internal or external audits, (xxvii) improvement of financial ratings, (xxviii) achievement of balance sheet or income statement objectives, (xxix) quality measures, (xxx) regulatory exam results, (xxxi) achievement of risk management objectives, (xxxii) implementation, management or completion of critical projects or processes, or (xxxiii) any component or components of the foregoing.

In the Committee’s discretion, the performance goals may be particular to a participant and applied either individually, alternatively or in any combination, subset or component, to the performance of Trustmark as a whole or to the performance of a subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the award. In addition, the performance goals may be absolute in their terms or measured against or in relationship to a pre-established target, Trust-mark’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof.

In the Committee’s sole discretion, performance goals may be adjusted when established, or later, to include or exclude without limitation, the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting Trustmark’s reported results. However, for an award that is intended to qualify as performance-based compensation, the Committee may modify or adjust a performance goal only to the extent permitted by Section 162(m).

In any case, in its discretion, the Committee may also use other performance goals for awards that are not intended to qualify as performance-based compensation under Section 162(m).

Types of Awards under the Amended and Restated Incentive Plan

Option Awards.  An option may be either an incentive stock option (ISO) or a non-qualified stock option (NQSO). Option terms will be determined by the Committee in its discretion, but generally, an option will not be exercisable in any event after ten years from its grant date, and the exercise price for an option may not be less than 100% of the common shares’ fair market value at the date the option is awarded. The aggregate fair market value of common shares, with respect to which any key associate may first exercise ISOs granted under the plan during any calendar year, may not exceed $100,000 or such amount specified in the Internal Revenue Code and rules and regulations thereunder.

Subject to the Committee’s determination, the exercise price of any option may be paid in cash, by delivery of common shares valued at fair market value at the time of exercise, by Trustmark withholding shares otherwise issuable upon exercise valued at fair market value at the time of exercise, in a “cashless exercise,” or by a combination of these methods.

Restricted Stock Awards.  Restricted stock is stock which may not be transferred by a participant until the restrictions established by the Committee lapse. The restrictions may take the form of a period during which the participant must remain employed or serving on the board or may require the achievement of one or more pre-established performance criteria. Holders of restricted stock will have voting and, unless otherwise provided by the Committee, dividend rights. Subject to any exceptions authorized by the Committee, shares of restricted stock will be forfeited if any performance criteria established, with respect to such awards, are not achieved within the required time period.

Restricted Stock Unit Awards.  A restricted stock unit is an award which is valued by reference to a common share. Payment of the value of restricted stock units may not be made until the restrictions established by the Committee lapse. The restrictions may take the form of a period of restriction during which the participant must remain employed or serving on the board or may require the achievement of one or more pre-established performance criteria.

Holders of restricted stock units have no right to vote the shares represented by the units; however, such participants may have added to their rights an equivalent number of units represented by any dividends or other distributions which would have been received if the shares represented by the units had been issued.

Subject to any exceptions authorized by the Committee, restricted stock units will be forfeited if any performance criteria established with respect to such awards are not achieved within the required time period.

Payment for vested restricted stock units may be made in cash or common shares or a combination thereof at the time of vesting or, if provided for in the award agreement, on a delayed basis either electively or mandatorily. If paid on a delayed basis, the payment amount may be adjusted for deemed interest or earnings on such basis as the Committee may provide.

Stock Awards.  Unless otherwise provided by the Committee, a stock award is fully vested and freely transferable as of the date the award is granted, subject to restrictions under applicable federal or state securities laws.

Performance Unit Awards.  A performance unit is a fixed dollar award based on performance goals established and certified by the Committee. Performance units may be paid in cash or common shares or a combination thereof. The Committee has the flexibility to provide for payment of dividend equivalents with respect to a performance unit award under such terms and subject to such limitations as the Committee deems appropriate.

Performance Cash Awards.  A performance cash award is a cash award based on performance goals established and certified by the Committee.

SAR Awards.  The Amended and Restated Incentive Plan authorizes the grant of stock appreciation rights in tandem with the grant of options (Tandem SARs) and independent of the grant of options (Freestanding SARS, and collectively, SARs).

A SAR may be exercised in whole or part, and entitles the holder, upon exercise, to receive cash or common shares or a combination thereof equivalent in value to the excess of the fair market value on the exercise date of the common shares represented by the SAR over (i) the option exercise price of the related option in the case of a Tandem SAR, or (ii) the fair market value on the grant date of the common shares represented by the SAR in the case of a Freestanding SAR. Payment for the value of a SAR shall be made at the time of exercise.

A Tandem SAR will expire no later than the expiration of the related option (i.e., no later than ten years from its grant date), and is exercisable and transferable subject to the conditions of the related option. If a Tandem SAR is exercised, it will reduce correspondingly the number of common shares represented by the related option, and exercise of the related option will similarly reduce the number of shares represented by the Tandem SAR. The Committee retains sole discretion to approve or disapprove an optionee’s election to receive cash to the extent required by Rule 16b-3 under the Exchange Act or the terms of the particular agreement.

Termination of Employment or Service.  With respect to all awards, the Committee may provide for partial or full vesting in connection with the termination of a participant’s employment or service on such basis as it deems appropriate. Unless otherwise provided by the Committee, in the event a participant’s employment or service is terminated for cause, the participant shall automatically forfeit the portion of any award that is unvested and the portion of any award that is vested but not yet paid or exercised, and no further exercise of an option and/or SAR award held by the participant shall be allowed.

Change in Control.  The Committee may, at the time an award is made or thereafter, take any one or more of the following actions, in its sole discretion and without the consent of the participant, in connection with a change in control: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date initially fixed by the Committee, (ii) provide for the purchase, settlement or cancellation of any such award by Trustmark for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable, (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such change in control, or (iv) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change in control.

Transfer Restrictions.  Subject to certain exceptions and, except for certain permitted transfers of NQSOs to family members and trusts, awards granted under the Amended and Restated Incentive Plan generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated other than upon the death of the participant. A participant may designate a beneficiary to receive any award that may be paid or exercised after his or her death.

Termination of or Changes to the Amended and Restated Incentive Plan.  The Board may terminate, amend or modify the Amended and Restated Incentive Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Internal Revenue Code, the rules and regulations under Section 16 of the Exchange Act, or the rules and regulations of the exchange on which Trustmark’s common shares are listed, by any regulatory body having jurisdiction with respect thereto, or pursuant to any other applicable laws, rules or regulations. Currently, it is anticipated that shareholder approval of any amendments will normally be required if an amendment would materially increase the benefits that can be provided, materially increase the number of shares which may be issued or the compensation which may be provided or materially modify the requirements as to eligibility for participation. No amendment or modification of the Amended and Restated Incentive Plan, other than in connection with a change in control or capital adjustments pursuant to the plan, may adversely affect any awards previously granted under the plan without the participant’s written consent.

Clawback.   All awards under the Amended and Restated Incentive Plan (whether vested or unvested) shall be subject to the terms of any recoupment, clawback or similar policy in effect at Trustmark from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any common shares or other cash or property received with respect to the awards, including any value received from a disposition of the common shares acquired upon payment of the awards.

Banking Regulatory Provision.  All awards shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which Trustmark or any of its subsidiaries is subject.

Federal Income Tax Consequences of Awards Granted Under the Amended and Restated Incentive Plan

Options.  A participant who exercises a NQSO will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. Trustmark generally will be entitled to a corresponding deduction for federal income tax purposes.

A participant who exercises an ISO will not be subject to taxation at the time of exercise, nor will Trustmark be entitled to a deduction for federal income tax purposes. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding period (i.e., the later of two years for the award date or one year from the exercise date) will generate long-term capital gain in the year of disposition, and Trustmark will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the required holding period will subject the participant to taxation at ordinary income rates in the year of disposition, and Trustmark generally will be entitled to a corresponding deduction.

Restricted Stock.  A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock (if any). However, a participant may elect, under Section 83(b) of the Internal Revenue Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is long-term or short-term begins when the forfeiture period expires, and the tax basis for such shares generally will be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and Trustmark generally will be entitled to a federal income tax deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by Trustmark, when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by Trustmark.

Stock Awards.  A participant receiving an unrestricted stock award is required to include the fair market value of the shares received as ordinary compensation income upon receipt in an amount equal to the fair market value of the shares received. Trustmark will be entitled to a federal income tax deduction in the corresponding amount at that time. For each share of common stock received, the taxation of the post-receipt appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares.

Restricted Stock Units and Performance Units.  A participant will not realize income in connection with the grant of a restricted stock unit or the credit of any dividend equivalents to his or her account or the grant of a performance unit. When shares of common stock and/or cash is delivered to the participant, the participant generally will be required to include as taxable ordinary income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received. Trustmark will be entitled to a federal income tax deduction at the time and in the amount included in the participant’s income by reason of the receipt. For each share of common stock received in respect of a restricted stock unit, the taxation of the post-settlement appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Performance Cash Awards.  A participant will not recognize any taxable income at the time a performance cash award is granted. When the terms and conditions to which a performance cash award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash he or she receives. Trustmark generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Stock Appreciation Rights.  A participant who exercises a SAR will realize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Trustmark generally will be entitled to a corresponding deduction for federal income tax purposes. If the participant receives common stock upon exercise of a SAR, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Section 409A.  Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Under current IRS guidance certain awards under the Amended and Restated Incentive Plan are excluded from non-qualified deferred compensation to which Section 409A applies. These excluded awards are stock options under which shares of Trustmark common stock are issued, SARs under which shares of Trustmark common stock are issued, restricted stock, restricted stock units which are paid at or shortly after vesting and performance units awards that are paid at or shortly after vesting. Other awards under the Amended and Restated Incentive Plan may be treated as non-qualified deferred compensation to which Section 409A applies, and in such case it is generally Trustmark’s intent that such awards be designed to comply with the election timing, payment timing and other requirements of Section 409A.

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional twenty percent (20%) federal income tax on compensation recognized as ordinary income, as well as possible interest requirements with respect to such amounts, and will have certain withholding requirements.

The foregoing is only a summary of the effect of federal income taxation upon Trustmark and upon participants, is not complete and does not discuss the tax consequences of any participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits

No determination has yet been made as to the awards, if any, that any individuals who would be eligible to participate in the Amended and Restated Incentive Plan will be granted in the future and, therefore, the benefits to be awarded under the Amended and Restated Incentive Plan are not determinable. If the proposed Amended and Restated Incentive Plan had been in effect in 2014, Trustmark expects that its award grants for 2014 would not have been different from those actually made in 2014 under the 2005 Incentive Plan. Please see “Compensation Discussion and Analysis” beginning on page 16 for information regarding the equity-based awards granted to Trustmark’s NEOs during 2014 and “Outstanding Equity Awards at 2014 Fiscal Year-End (Stock Awards)” beginning on page 37 for information regarding all awards held by NEOs under the 2005 Incentive Plan as of December 31, 2014.

Equity Compensation Plan Information

The table below contains summary information as of December 31, 2014 about shares of Trustmark’s common stock that may be issued upon the exercise of stock options and other equity-based awards under all compensation plans under which equity securities are reserved for issuance. The 2005 Incentive Plan, to be known as the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan if shareholders approve this proposal, is the only equity compensation plan pursuant to which Trustmark’s equity securities are authorized for issuance or outstanding.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a) (#)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2) (c) (#)
Equity compensation plans approved by security holders	181,195	---	5,466,172
Equity compensation plans not approved by security holders	---	---	---
Total	181,195	---	5,466,172

(1)	This number represents the maximum potential shares issuable in connection with the vesting of unvested performance-based restricted stock and restricted stock unit awards in excess of 100%.
(2)	This number represents shares available for future issuance under the 2005 Incentive Plan as of December 31, 2014, in connection with stock options, SARs, restricted stock, restricted stock units and performance units. This table does not reflect the 3,838,235-share reduction in the number of shares available under the 2005 Incentive Plan if shareholders approve the Amended and Restated Incentive Plan.

Vote Required

Shareholder approval of the Amended and Restated Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Approval of the Amended and Restated Incentive Plan by shareholders will be considered approval of the material terms of the Amended and Restated Incentive Plan, including the performance-based awards, the performance goals which may be used and the maximum benefit which may be paid to any associate for purposes of Section 162(m) of the Internal Revenue Code.

The Board recommends that shareholders vote “for” the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged KPMG as its independent auditor since April 29, 2002, and the Audit and Finance Committee reaffirmed KPMG’s engagement as the independent auditor for the fiscal year ending December 31, 2015. The Board recommends that shareholders vote in favor of ratifying the selection of KPMG. If shareholders do not ratify the selection of KPMG, the Audit and Finance Committee will consider a change in independent auditor for the next year.

The Audit and Finance Committee is responsible for approving the compensation paid to KPMG as Trustmark’s independent auditor. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent auditing firm. The members of the Audit and Finance Committee and the Board believe that continued retention of KPMG to serve as Trustmark’s independent auditor is in the best interest of Trustmark and its shareholders.

Representatives of KPMG are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “for” ratification of the selection of KPMG as Trustmark’s independent auditor.

AUDIT AND FINANCE COMMITTEE REPORT

Trustmark’s Audit and Finance Committee, which conducts the usual and necessary activities in connection with the audit functions of Trustmark, held seven meetings during 2014. The Committee reviewed and discussed with management and KPMG the consolidated audited financial statements as of and for the three years ended December 31, 2014. The Committee also discussed with KPMG the matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 16. The Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and discussed the independence of KPMG. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2014.

None of the following members of Trustmark’s Audit and Finance Committee serve on the audit committee of another company, and all are independent directors as defined by NASDAQ Listing Rules:

R. Michael Summerford (Chairman)	Richard H. Puckett
David H. Hoster II	LeRoy G. Walker, Jr.

The Board has determined that R. Michael Summerford qualifies as a financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by KPMG for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2014, and December 31, 2013, and fees billed for other services rendered by KPMG during those periods. All services reflected below for 2014 and 2013 were pre-approved in accordance with the policy of the Audit and Finance Committee. Information related to audit fees for 2014 includes amounts billed through December 31, 2014, and additional amounts estimated to be billed for the 2014 period for audit services rendered.

	2014	2013
Audit Fees (1)	$850,000	$825,000
Audit-Related Fees (2)	$262,960	$373,129
Tax Fees (3)	---	---
All Other Fees	---	---
	$1,112,960	$1,198,129

(1)    Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided by KPMG in connection with statutory and regulatory filings.

(2)    Audit-related fees include fees for professional services in connection with Trustmark’s SOC-1 examination and other various assurance services.

(3)    KPMG did not provide tax services to Trustmark in 2014 or 2013.

Pre-Approval Policy

The Audit and Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chairman the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chairman grants such approval, he will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

The Bank made a payment of approximately $275,000 in 2014 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates III and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,751. The collective dollar value of this transaction to the Yates family was approximately $247,500. The Bank expects to make a payment of $275,000 in 2015 to Bloomfield Equities, LLC, for naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2015 transaction is not known at this time.

In addition, Trustmark purchased a $16,000 sponsorship from Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2014. Spectrum Events, LLC is wholly owned by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in these transactions is approximately $5,333. The collective dollar value of these transactions to the Yates family is approximately $16,000. Trustmark expects to pay a $17,000 sponsorship to Spectrum Events, LLC, for college baseball games played at Trustmark Park in 2015.

In addition, during 2014 Trustmark paid Bloomfield Holdings, LLC $80,000 for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transaction was approximately $26,667. The collective dollar value of this transaction to the Yates family was approximately $80,000. Under this arrangement, Trustmark will also pay Bloomfield Holdings, LLC $80,000 for, among other things, exclusive banking rights at the Outlets of Mississippi in each of 2015 and 2016.

During 2013, in connection with the New Markets Tax Credit Program, the Bank purchased $4,350,000 of state and federal tax credits for $2,757,000 through two entities in each of which the Bank holds a 99.99% interest. The federal tax credit, which totaled $1,950,000, was allocated to this transaction by SCC Sub-CDE 2, LLC (SCC Sub), a subsidiary of Southern Community Capital, LLC (SCC), which in turn was allocated the federal tax credit by SCC, a subsidiary of the Bank. SCC owns 0.01% of SCC Sub, with a managing member distribution for that percentage paid back to SCC on a quarterly basis. Of the Bank’s $2,757,000 investment, $2,047,040 was ultimately loaned to Bloomfield Holdings, LLC by SCC Sub in connection with a qualifying real estate development project. The loan by SCC Sub to Bloomfield Holdings, LLC has an annual interest rate of 1.00% and a term of 30 years. The dollar value of Mr. Yates III’s interest in the Bank’s investment was approximately $684,659. The collective dollar value to the Yates family of the Bank’s investment is approximately $2,053,977.

During 2014, the Bank purchased $995,000 in tax-exempt bonds and $3,180,000 in taxable bonds from Rankin County, Mississippi. These limited obligation bonds were issued by Rankin County to reimburse Spectrum Bloomfield, LLC, which is wholly-owned by Spectrum Capital, LLC, for costs incurred primarily related to infrastructure improvements while developing the Outlets of Mississippi. The dollar value of Mr. Yates III’s interest in the bond issuance by Rankin County was approximately $1,377,750. The collective dollar value to the Yates family in the bond issuance by Rankin County was approximately $2,797,250.

During 2014, W.G. Yates & Sons Construction Company (WGY&S), which is wholly-owned by Mr. Yates III and his family, and for which Mr. Yates III serves as President and CEO, and certain of its wholly-owned subsidiaries paid premiums for employee benefits insurance policies to third party insurance companies. Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of the Bank, received commissions of approximately $1,430,891 from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a non-related party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2015. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

The Bank has also made loans to directors, executive officers and principal shareholders and their related interests in 2014 and in prior years and continues to do so in 2015. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

Trustmark’s Audit and Finance Committee has adopted and manages a written policy with respect to all other related party transactions that governs the review, approval or ratification of covered related party transactions. The policy generally provides that Trustmark may enter into a related party transaction only if the Audit and Finance Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Human Resources Committee. A Related Party is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) any firm, corporation or other entity in which anyone listed in (i) or (ii) is employed or is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In the event management recommends a related party transaction to the Audit and Finance Committee, the Committee reviews and either approves or disapproves such transaction. At subsequent Committee meetings, as necessary, management updates the Committee as to any material change to a proposed or approved related party transaction. The Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of Trustmark and its shareholders, as the Committee determines in good faith. The Committee, and/or the Executive Committee in the case of the Bloomfield Holdings, LLC transactions, considered and pre-approved the 2014, 2015 and 2016 payments, as applicable, to Bloomfield Equities, LLC, Spectrum Events, LLC, and Bloomfield Holdings, LLC, and, therefore, to Mr. Yates III, as well as the business relationship between Fisher Brown Bottrell and WGY&S and certain of its subsidiaries. The Committee also considered and approved the 2014 payment to and bond purchase from Rankin County, Mississippi, the proceeds of which were used by Rankin County to reimburse Spectrum Bloomfield, LLC, and therefore Mr. Yates III, for costs incurred while developing the Outlets of Mississippi.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2016 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance -- Nomination of Directors” on page 7, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2016 Annual Meeting of Shareholders must submit notice to the Secretary of Trustmark no earlier than December 17, 2015 and no later than January 16, 2016. Any shareholder intending to propose a matter for consideration at Trustmark’s 2016 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary of Trustmark no later than January 31, 2016; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2016 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary of Trustmark no later than November 17, 2015. In addition, the proxy solicited by the Board for the 2016 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by January 31, 2016.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 28, 2015:

This proxy statement, a form of the proxy card and Trustmark’s 2014 Annual Report to Shareholders are available at www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents, and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2014 Annual Report to Shareholders. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

APPENDIX A

TRUSTMARK CORPORATION

AMENDED AND RESTATED STOCK AND INCENTIVE COMPENSATION PLAN

(as amended and restated, effective April 28, 2015)

ARTICLE I

Establishment, Purpose and Duration

1.1          Establishment of the Plan.  Trustmark Corporation (hereinafter referred to as the “Company”), a Mississippi corporation, hereby amends and restates its 2005 Stock and Incentive Compensation Plan. The Trustmark Corporation 2005 Stock and Incentive Compensation Plan as so amended and restated shall be known as the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Units, Performance Cash Awards and/or Stock Appreciation Rights to Key Associates and Directors.

The Plan was originally adopted by the Board of Directors on March 8, 2005 and became effective on May 10, 2005 upon approval by shareholders of the Company. The Plan was subsequently amended January 26, 2010, which amendment became effective on May 11, 2010 upon approval by shareholders of the Company. This amendment and restatement of the Plan was adopted by the Board of Directors on January 27, 2015, to become effective (the “Effective Date”) as of April 28, 2015 if approved by shareholders of the Company at the Company’s April 28, 2015 annual meeting in accordance with applicable laws and any applicable rules of any national securities exchange or system on which the Stock is then listed or reported. Prior to such shareholder approval, Awards may be granted pursuant to the terms of the Plan as in effect prior to January 27, 2015.

1.2          Purpose of the Plan.  The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Key Associates and Directors that will promote the identification of their personal interest with the long term financial success of the Company and with growth in shareholder value, consistent with the Company’s risk profile. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Key Associates and Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3          Duration of the Plan.  The terms of this amended and restated Plan shall become effective on the Effective Date, as described in Section 1.1 herein. No Award may be granted under the Plan after April 27, 2025. Awards outstanding on such date shall remain valid in accordance with their terms. The Board of Directors shall have the right to terminate the Plan at any time pursuant to Article XVI herein.

ARTICLE II

Definitions

2.1          Definitions.  Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a)  “Agreement” means any written agreement or other instrument or document, which may be in electronic format, implementing the grant of each Award and setting forth the specific terms of each Award, and which is signed or acknowledged (including a signature or acknowledgment in electronic format) by an authorized officer of the Company and by the Participant.

(b)  “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Units, Performance Cash Awards and/or Stock Appreciation Rights.

(c)  “Award Date” means the date on which an Award is made (also referred to as “granted”) by the Committee under the Plan.

(d)  “Beneficiary” means the person designated by a Participant pursuant to Section 19.10 herein.

(e)  “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)  “Cause” has the meaning set forth in any employment agreement or change in control agreement then in effect between the Participant and the Company or a subsidiary, if applicable, and, if the Participant has no such agreement or if such agreement does not define the term, “Cause” means (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or subsidiary.

(g)  “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)        the acquisition by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act) of ownership of, holding or power to vote more than 20% of the Company’s voting stock; or

(ii)       the acquisition by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act) of the ability to control the election of a majority of the Company’s Board; or

(iii)      the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act); or

(iv)     during any period of two consecutive years, the composition of the Company’s Board shall change, such that Continuing Directors no longer comprise at least two-thirds thereof. The term “Continuing Director” means an individual who was a member of the Company’s Board at the beginning of the two-year period described in the immediately preceding sentence, or whose subsequent nomination for election to the Company’s Board was recommended or approved by the affirmative vote of at least two-thirds of the Continuing Directors then in office.

Notwithstanding the foregoing, in the case of (i), (ii) and (iii) hereof, ownership or control of the Company’s voting stock by the Trustmark National Bank (the “Bank”) or any employee benefit plan sponsored by the Company or the Bank or any subsidiary thereof shall not constitute a Change in Control. For purposes of this definition only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein.

(h)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)  “Committee” means the committee of the Board appointed to administer the Plan pursuant to Article III herein, all of the members of which shall be “independent directors” under applicable stock exchange listing standards, “non-employee directors” as defined in Rule 16b-3, as amended, under the Exchange Act, or any similar or successor rule, and “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code. Unless otherwise determined by the Board, the Human Resources Committee of the Board, or any successor committee responsible for executive compensation, shall constitute the Committee.

(j)  “Company” means Trustmark Corporation, or any successor thereto as provided in Article XVIII herein.

(k)  “Director” means a director of the Company or any Subsidiary thereof, including a Community Bank Advisory Director of the Bank. The term “Director” shall not include an honorary director.

(l)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m)  “Fair Market Value” means, with respect to a Share, the closing market price (that is, the price at which last sold on the applicable principal U.S. market) of the Stock on the relevant date if it is a trading date, or if not, on the most recent date on which the Stock was traded prior to such date, as reported by the stock exchange for the applicable principal U.S. market, or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(n)  “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.

(o)  “Key Associate” means an officer or other key associate of the Company or its Subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries. “Key Associates” includes Directors who are also associates of the Company or its Subsidiaries.

(p)  “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.

(q)  “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(r)  “Option Price” means the exercise price per Share of Stock covered by an Option.

(s)  “Participant” means a Key Associate or a Director who has been granted an Award under the Plan and whose Award remains outstanding.

(t)  “Performance-Based Compensation Award” means any Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of the Performance Goal applicable thereto. If a Performance-Based Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Section 162(m) of the Code therefor. The terms and conditions of each Performance-Based Compensation Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement.

(u)  “Performance Cash Award” means an Award of cash granted to a Participant pursuant to Article XI herein.

(v)  “Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the Performance-Based Compensation Award which a Participant is entitled to exercise, receive or retain. For purposes of the Plan, a Performance Goal may be particular to a Participant, and may include any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to the performance of the Company as a whole or to the performance of a Subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the Award: (i) Stock value or increases therein (including, for example, total shareholder return), (ii) earnings per share or earnings per share growth, (iii) net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), (iv) profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), (v) operating cash flow, (vi) operating or other expenses, (vii) operating efficiency, (viii) return on equity, (ix) return on tangible equity, (x) return on assets, capital or investment, (xi) sales or revenues or growth thereof, (xii) deposits, loan and/or equity levels or growth thereof, (xiii) assets under management, (xiv) cost control measures, (xv) regulatory compliance, (xvi) gross, operating or other margins, (xvii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xviii) net interest income (FTE), (xix) net interest margin (FTE), (xx) non-interest income, (xxi) non-interest expense, (xxii) credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxiii) provision expense, (xxiv) productivity, (xxv) customer satisfaction, (xxvi) satisfactory internal or external audits, (xxvii) improvement of financial ratings, (xxviii) achievement of balance sheet or income statement objectives, (xxix) quality measures, (xxx) regulatory exam results, (xxxi) achievement of risk management objectives, (xxxii) implementation, management or completion of critical projects or processes, or (xxxiii) any component or components of the foregoing (including, without limitation, determination thereof, in the Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting the Company’s reported results). Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof. The Committee shall determine the Performance Period during which the Performance Goal must be met; and attainment of Performance Goals shall be subject to certification by the Committee. The Committee retains the discretion to adjust the compensation or economic benefit due upon attainment of Performance Goals, provided that, with respect to an Award intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, any such adjustment shall be made only in conformity with the requirements of Section 162(m) of the Code.

(w)  “Performance Period” means the time period during which the Performance Goal must be met in connection with a Performance-Based Compensation Award. Such time period shall be set by the Committee.

(x)  “Performance Unit” means an Award, designated as a performance unit, granted to a Participant pursuant to Article X herein, valued as a fixed dollar amount, and payable in cash, Stock or a combination thereof.

(y)  “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VII herein, or the period during which Restricted Stock Units are restricted, pursuant to Article VIII herein.

(z)  “Plan” means the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (formerly known as the Trustmark Corporation 2005 Stock and Incentive Compensation Plan), as herein described and most recently amended and restated on January 27, 2015 and to be effective as of the Effective Date, as hereafter from time to time amended.

(aa) “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.

(bb) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VII herein which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied.

(cc) “Restricted Stock Unit” or “RSU” means an Award, designated as a Restricted Stock Unit, granted to a Participant pursuant to Article VIII herein and valued by reference to Stock, which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied. Restricted Stock Units are payable in cash, Stock or a combination thereof.

(dd) “Stock” or “Shares” means the common stock of the Company.

(ee) “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article XII herein, and payable in cash, Stock or a combination thereof.

(ff)  “Stock Award” means an Award of Stock granted to a Participant pursuant to Article IX herein.

(gg) “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

ARTICLE III

Administration

3.1          Administration of the Plan by the Committee.  The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and conditions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award, the end of a Performance Period or termination of any Period of Restriction or other restrictions imposed under the Plan; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. In the event of any conflict or inconsistency between the Plan and any Agreement, the Plan shall govern, and the Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

The Chairman of the Committee and such other directors or officers of the Company as shall be designated by the Committee are hereby authorized to execute or acknowledge Agreements on behalf of the Company (including a signature or acknowledgment in electronic format) and to cause Agreements to be delivered to each Participant (including delivery in electronic format).

For purposes of determining the applicability of Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Award provide that it may be exercised only during employment or service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of employment or service or continuous employment or service.

Subject to limitations under applicable law, the Committee (and its delegee) is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, transmissions through e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.

A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by all Committee members without a meeting, shall be deemed the action of the Committee. Notwithstanding any provision of the Plan to the contrary, any authority or responsibility which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

3.2          Selection of Participants.  The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Associates and/or Directors as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3          Decisions Binding.  All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4          Requirements of SEC Rule 16b-3 and Section 162(m) of the Code.  Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act (“SEC Rule 16b-3”).

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Section 162(m)(4)(C) of the Code as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

3.5          Indemnification of Committee.  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV

Stock Subject to the Plan

4.1          Number of Shares.  Subject to adjustment as provided in Section 4.4 or Article XIV herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 3,000,000.1 Except as provided in Section 4.2 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.

The Company, during the term of the Plan and thereafter during the term of any outstanding Award which may be settled in Stock, shall reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

No fractional Shares shall be issued or delivered pursuant to the Plan or any Award thereunder. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

4.2          Lapsed Awards or Forfeited Shares.  If any Award granted under the Plan (for which no dividends attributable to Shares underlying such Award have been received) terminates, expires, or lapses for any reason other than by virtue of exercise or settlement of the Award, or if Shares issued pursuant to Awards (for which no dividends attributable to Shares underlying such Award have been received) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan, subject to Section 12.3 herein.

(1) The aggregate share limit of the Plan was originally 6,838,235 Shares, which consisted of the sum of (i) 6,000,000 Shares plus (ii) the number of Shares represented by options under the Second Amended Trustmark Corporation 1997 Long Term Incentive Plan that expired or were otherwise terminated or forfeited after May 10, 2005. Shareholders are being asked to approve this amended and restated version of the Plan, which reflects a reduction in the aggregate share limit of 3,838,235 Shares (so that the new aggregate share limit for this Plan would be 3,000,000, inclusive of any Shares that have already been used under the Plan).

4.3          Delivery of Shares as Payment of Exercise Price or Taxes.  Shares withheld, delivered, or otherwise used to pay the Option Price pursuant to the exercise of an Option shall not be available for future Awards under the Plan. Shares withheld by the Company or otherwise used in satisfaction of payment of withholding taxes associated with an Award shall not be available for future Awards under the Plan. To the extent that Shares are delivered or withheld pursuant to the exercise of an Option, the number of underlying Shares as to which the exercise related shall be counted against the number of Shares available for Awards, as opposed to only counting the Shares issued upon exercise.

4.4          Capital Adjustments.  The number and kind of Shares subject to each outstanding Award, the Option Price or other exercise price of an Award, and the annual limits on and the aggregate number and kind of Shares for which Awards thereafter may be made shall be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or other corporate capitalization change of or by the Company. Where an Award being adjusted is an ISO or is subject to Section 409A of the Code, the adjustment shall also be effected so as to comply with Section 424(a) of the Code and not to constitute a modification within the meaning of Section 424(h) or 409A, as applicable, of the Code.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan include (i) all associates of the Company and its Subsidiaries (including any corporation which becomes a Subsidiary after the adoption of the Plan by the Board) who, in the opinion of the Committee, are Key Associates, and (ii) all Directors.

Multiple grants of Awards under the Plan may be made in any calendar year to a Participant, provided, however, that Awards of Options and SARs (disregarding any Tandem SARs as defined in Section 12.1 herein) granted in any calendar year to any one Participant shall not provide for the issuance of, and/or cash payment with respect to, more than 100,000 Shares in the aggregate, that Awards of Restricted Stock, Stock Awards and Restricted Stock Units granted in any calendar year to any one Participant shall not provide for the issuance of, and/or cash payment with respect to, more than 100,000 Shares in the aggregate, that Performance Units granted in any calendar year to any one Participant shall not provide for the payment of more than $2,000,000 in the aggregate (which may include the issuance of no more than 100,000 Shares), and that Performance Cash Awards granted in any calendar year to any one Participant shall not provide for the payment of more than $2,000,000 in the aggregate.

ARTICLE VI

Stock Options

6.1          Grant of Options.  Subject to the terms and conditions of the Plan, Options may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that (i) only Non-Qualified Stock Options may be granted to Directors who are not associates of the Company or a Subsidiary, (ii) no Participant may be granted Options and SARs in any calendar year for more than 100,000 Shares in the aggregate (with Options and SARs cancelled in the same year as granted counted against this limit), and (iii) the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulations thereunder.

6.2          Option Agreement.  Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-Qualified Stock Option not intended to be within the provisions of Section 422 of the Code, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option.

6.3          Option Price.  The Option Price of an Option shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Award Date. In addition, an ISO granted to a Key Associate (including any Director who is a Key Associate) who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of such Stock on the Award Date.

6.4          Duration of Options.  Each Option shall expire at such time as the Committee shall determine, provided, however, that no Option shall be exercisable after the expiration of ten years from its Award Date. In addition, an ISO granted to a Key Associate (including any Director who is a Key Associate) who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall not be exercisable after the expiration of five years from its Award Date.

6.5          Exercisability.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

6.6          Method of Exercise.  Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee (or its delegee) setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, by the Company withholding Shares otherwise issuable upon the exercise valued at Fair Market Value at the time of exercise, or by a combination of the foregoing.

To the extent permitted under the applicable laws and regulations, at the request of the Participant, the Company agrees to cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to a securities broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Stock to cover the costs and expenses associated therewith.

As soon as practicable, after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall, in the Committee’s discretion, either deliver to the Participant stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name, or deliver the appropriate number of Shares in book-entry or electronic form.

6.7          Restrictions on Stock Transferability.  The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such Shares are then listed, and under any blue sky or state securities laws applicable to such Shares. The Committee may specify in an Agreement that Stock delivered on exercise of an Option is Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Option Price therefor in the event the Participant does not complete a specified service period after exercise.

6.8          Nontransferability of Options.  No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

Notwithstanding the foregoing or any other provision of the Plan to the contrary, to the extent permissible under SEC Rule 16b-3, a Participant who is granted Non-Qualified Stock Options pursuant to the Plan may transfer such Non-Qualified Stock Options to his spouse, lineal ascendants, lineal descendants, or to trusts for their benefit, provided that the Non-Qualified Stock Option so transferred may not again be transferred other than to the Participant originally receiving the grant of Non-Qualified Stock Options or to an individual or trust to whom such Participant could have transferred Non-Qualified Stock Options pursuant to this Section 6.8. Non-Qualified Stock Options which are transferred pursuant to this Section 6.8 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-Qualified Stock Options in the hands of the Participant originally receiving the grant of such Non-Qualified Stock Options. Any such transfer supersedes any Beneficiary designation made under Section 19.10 herein with respect to the transferred Non-Qualified Stock Options.

6.9          Disqualifying Disposition of Shares Issued on Exercise of an ISO. If a Participant makes a “disposition” (within the meaning of Section 424(c) of the Code) of Shares issued upon exercise of an ISO within two years from the Award Date or within one year from the date the Shares are transferred to the Participant, the Participant shall, within ten days of disposition, notify the Committee (or its delegee) in order that any income realized as a result of such disposition can be properly reported by the Company on IRS forms W-2 or 1099.

ARTICLE VII

Restricted Stock

7.1          Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock, Stock Awards, and Restricted Stock Units in any calendar year for more than 100,000 Shares in the aggregate. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. If determined by the Committee, custody of Shares of Restricted Stock may be retained by the Company until the termination of the Period of Restriction pertaining thereto.

7.2          Restricted Stock Agreement.  Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and if applicable, any Performance Period and Performance Goal, and such other restrictions and provisions as the Committee shall determine.

7.3          Nontransferability of Restricted Stock.  Except as provided in this Article VII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.4          Other Restrictions.  The Committee may impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions or otherwise denote the Restricted Stock as restricted, if issued in book-entry or electronic form.

7.5          Certificate Legend.  In addition to any legends placed on certificates, or to which Shares of Restricted Stock issued in book-entry or electronic form are made subject, pursuant to Section 7.4 herein, any Award of Restricted Stock issued in book-entry or electronic form shall be subject to the following legend, and any certificates representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated <<date of grant>>. A copy of the Plan, any such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

7.6          Removal of Restrictions.  Except as otherwise provided in this Article VII, the Agreement or applicable law or regulation, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and, where applicable, after a determination of the satisfaction or achievement of any applicable Performance Goal. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 7.5 herein removed from his Stock certificate or similar notation removed from such Shares if issued in book-entry or electronic form.

7.7          Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.8          Dividends and Other Distributions.  Unless otherwise provided in the Agreement, during the Period of Restriction, recipients of Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and the same rules for custody as the Shares of Restricted Stock with respect to which they were distributed.

ARTICLE VIII

Restricted Stock Units

8.1          Grant of Restricted Stock Units.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Unit representing one Share) to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock, Stock Awards, and Restricted Stock Units in any calendar year for more than 100,000 Shares in the aggregate. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Restricted Stock Units which are deferred compensation covered by Section 409A of the Code, as well as Restricted Stock Units which are not deferred compensation covered by Section 409A of the Code.

8.2          Restricted Stock Unit Agreement.  Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and if applicable, any Performance Period and Performance Goal, and such other restrictions and provisions as the Committee shall determine.

Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Restricted Stock Units shall have added to their rights all dividends and other distributions which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding, and such deemed dividends or distributions shall be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable. Unless otherwise provided in the Agreement, during the Period of Restriction, any such deemed dividends and other distributions shall be deemed converted to additional Restricted Stock Units based on the Fair Market Value of a Share on the date of payment or distribution of the deemed dividend or distribution.

8.3          Payment after Lapse of Restrictions.  Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding), an amount equal (the “RSU Value”) to the product of multiplying (i) the number of Shares with respect to which the restrictions lapse by (ii) the Fair Market Value per Share on the date the restrictions lapse.

The Agreement may provide for payment of the RSU Value at the time of the lapse of restrictions or, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of the lapse of restrictions based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”).

Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in Shares, in cash or a combination thereof as determined by the Committee, either at the time of the Award or thereafter, and as provided in the Agreement. To the extent payment of the RSU Value or adjusted RSU Value to the Participant is made in Shares, such Shares shall be valued at the Fair Market Value on the date the restrictions therefor lapse in the case of an immediate payment or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment.

8.4          Nontransferability of Restricted Stock Units.  No Restricted Stock Unit granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. Further, all Restricted Stock Units, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE IX

Stock Awards

Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant unrestricted Stock Awards under the Plan to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock, Stock Awards, and Restricted Stock Units in any calendar year for more than 100,000 Shares in the aggregate. Participants receiving Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. Unless otherwise provided in the applicable Agreement, Stock Awards shall be fully vested and freely transferable as of the Award Date, subject to restrictions under applicable Federal or state securities laws.

ARTICLE X

Performance Units

10.1        Grant of Performance Units.  Subject to the terms and conditions of the Plan, Performance Units may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee, provided, however, that no Participant may be granted Performance Units with a dollar value in excess of $2,000,000 in any calendar year (which may include the issuance of no more than 100,000 Shares). Otherwise, the Committee shall have complete discretion in determining the number of Performance Units granted to each Participant. Participants receiving such Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Performance Units which are deferred compensation covered by Section 409A of the Code, as well as Performance Units which are not deferred compensation covered by Section 409A of the Code.

10.2        Performance Unit Agreement.  Each Performance Unit is intended to be a Performance-Based Compensation Award, and the terms and conditions of each such Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement. The Committee may provide for payment of dividend equivalents with respect to each Performance Unit. The Committee shall set the Performance Goal in its discretion for each Participant who is granted a Performance Unit.

10.3        Settlement of Performance Units.  After a Performance Period has ended, the holder of a Performance Unit shall be entitled to receive the value thereof based on the degree to which the Performance Goals and other conditions established by the Committee and set forth in the Agreement (or in a subplan of the Plan which is incorporated by reference into an Agreement) have been satisfied. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Unit shall be made in cash, Stock or a combination thereof as determined by the Committee.

10.4        Nontransferability of Performance Units.  No Performance Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. All rights with respect to Performance Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE XI

Performance Cash Awards

A Performance Cash Award may be granted upon the attainment during a Performance Period of one or more Performance Goals. Subject to the terms and conditions of the Plan, Performance Cash Awards may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee. The terms and conditions of any Performance Cash Award, including the Performance Goal(s) and Performance Period, shall be determined by the Committee in its discretion and shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement. The Committee is expressly authorized to grant Performance Cash Awards which are deferred compensation covered by Section 409A of the Code, as well as Performance Cash Awards which are not deferred compensation covered by Section 409A of the Code.

ARTICLE XII

Stock Appreciation Rights

12.1        Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Key Associates and Directors, at the discretion of the Committee, in any of the following forms, provided, however, that no Participant may be granted Options and SARs in any calendar year for more than 100,000 Shares in the aggregate (with Options and SARs cancelled in the same year as granted counted against this limit):

(a)  In connection with the grant, and exercisable in lieu of, Options (“Tandem SARs”);

(b)  Independent of any grant of the Options (“Freestanding SARs”); or

(c)  In any combination of the foregoing.

12.2        SAR Agreement.  Each SAR grant shall be evidenced by an Agreement that shall specify its type of SAR and its terms and conditions, which terms and conditions shall be determined by the Committee, subject to the limitations set forth in this Section 12.2. The Option Price in the case of a Tandem SAR, and the exercise price of a Freestanding SAR, shall not be less than 100% of the Fair Market Value of such Stock on the Award Date.

12.3        Exercise of Tandem SARs.  Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, shall cause a reduction in the number of Shares subject to the Tandem SAR equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option, shall be transferable only when and under the same conditions as the Related Option, shall be exercisable only when the Related Option is eligible to be exercised, and shall be exercisable for no more than 100% of the difference between the Option Price of the Related Option and the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised.

12.4        Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs, subject to the limitations set forth in Section 12.2 herein.

12.5        Other Conditions Applicable to SARs.  In no event shall the term of any SAR granted under the Plan exceed ten years from the Award Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value per Share on the Award Date in the case of a Freestanding SAR or (ii) the Option Price of the Related Option in the case of a Tandem SAR. A SAR shall be exercised by delivery to the Committee (or its delegee) of a written notice of exercise in the form prescribed by the Committee (or its delegee).

12.6        Payment after Exercise of SARs.  Subject to the provisions of the Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (except for required tax withholding), an amount equal (the “SAR Value”) to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) either (x) the Fair Market Value per Share on the Award Date in the case of a Freestanding SAR or (y) the Option Price of the Related Option in the case of a Tandem SAR.

Payment of the SAR Value to the Participant shall be made at the time of exercise in Shares, in cash or in a combination thereof as determined by the Committee. To the extent payment of the SAR Value to the Participant is made in Shares, such Shares shall be valued at the Fair Market Value on the date of exercise.

12.7        Nontransferability of SARs.  No SAR granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. Further, all SARs, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE XIII

Termination of Employment or Service

The Committee may provide for vesting of Awards in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate. Unless otherwise provided in the Agreement, in the event a Participant’s employment or service is terminated for Cause, the unvested portion and the vested portion not yet paid or exercised of each Award held by the Participant shall be automatically forfeited to the Company and, for an Option and/or SAR, no further exercise shall be allowed.

ARTICLE XIV

Change in Control

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion and without the consent of the Participant, may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase, settlement or cancellation of any such Award by the Company, for an amount of cash equal to the amount which could have been obtained upon the exercise of such

Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

ARTICLE XV

Amendment, Modification, and Substitution of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend or modify the terms of any outstanding Award or accelerate the vesting thereof. In addition, the Committee may accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards do not specify a lower exercise price than the surrendered Awards or awards, and otherwise the new Awards may be of a different type than the surrendered Awards or awards, may specify a longer term than the surrendered Awards or awards, may provide for more rapid vesting and exercisability than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. The Committee shall continue to have the authority to amend or modify the terms of any outstanding Award after April 27, 2025, provided that no amendment or modification will extend the original term of the Award beyond that set forth in the applicable Award Agreement. Notwithstanding the foregoing, however, no amendment or modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant. Notwithstanding any provision of the Plan to the contrary, the Committee shall not amend, modify, or substitute an Award in a manner that violates Section 409A of the Code, or causes an Award that previously qualified for an exemption from Section 409A to become subject to Section 409A of the Code.

Notwithstanding any provision of the Plan to the contrary, neither the Committee nor the Board shall have the right or authority, without obtaining shareholder approval, to amend or modify the Option Price of any outstanding Option or the exercise price of any outstanding SAR, or to cancel an outstanding Option or SAR, at a time when the Option Price or exercise price is greater than the Fair Market Value of a Share in exchange for cash, another Award, or other securities, except in connection with a corporate transaction involving the Company in accordance with Section 4.4 or Article XIV herein.

ARTICLE XVI

Termination, Amendment and Modification of the Plan

16.1        Termination, Amendment and Modification.  At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

16.2        Awards Previously Granted.  No termination, amendment or modification of the Plan other than pursuant to Section 4.4 or Article XIV herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XVII

Withholding

17.1        Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.

17.2        Payment of Withholding Obligations with Shares.  With respect to withholding required upon the exercise of Non-Qualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other taxable event with respect to any Award, Participants may elect or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld, or by delivering to the Company Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of any Shares so withheld or delivered shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

ARTICLE XVIII

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XIX

General

19.1        Requirements of Law.  The granting of Awards and the issuance of Shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations as may be required.

19.2        Effect of the Plan.  The establishment of the Plan shall not confer upon any Key Associate or Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Key Associate or Director, nor is it a contract between the Company or any of its Subsidiaries and any Key Associate or Director. Participation in the Plan shall not give any Key Associate or Director any right to be retained in the service of the Company or any of its Subsidiaries. No Key Associate or Director who receives an Award shall have rights as a shareholder of the Company prior to the date Shares are issued to the Participant pursuant to the Plan.

19.3        Creditors.  The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

19.4        Securities Law Restrictions.  The Committee may require each Participant purchasing or acquiring Shares pursuant to an Option, SAR or other Award to represent to and agree with the Company in writing that such Participant is acquiring the Shares for investment and not with a view to the distribution thereof. All Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions or otherwise denote the Shares as being subject to such restrictions, if issued in book-entry or electronic form. No Shares shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable Federal and state securities laws.

19.5        Governing Law.  The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the State of Mississippi and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422 of the Code.

19.6        Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.7        Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

19.8        Nonqualified Deferred Compensation Plan Omnibus Provision.  It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, including application of a six-month delay for specified employees in certain circumstances, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any provision of the Plan to the contrary, the Committee is authorized to amend any Award Agreement and to amend or declare void any election by a Participant as may be determined by the Committee to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code. The Committee, however, shall have no responsibility or liability if any Award is subject to adverse taxation under Section 409A of the Code.

19.9          Share Certificates and Book Entry.  To the extent that the Plan provides for issuance of stock certificates to represent shares of Stock, the issuance may be effected on a non-certificated basis to the extent permitted by applicable law and the applicable rules of any stock exchange. Notwithstanding any other provisions contained in the Plan, in its discretion the Committee may satisfy any obligation to deliver Shares represented by stock certificates by delivering Shares in book-entry or electronic form. If the Company issues any Shares in book-entry or electronic form that are subject to terms, conditions and restrictions on transfer, a notation shall be made in the records of the transfer agent with respect to any such Shares describing all applicable terms, conditions and restrictions on transfer. In the case of Restricted Stock granted under the Plan, such notation shall be substantially in the form of the legend contained in Section 7.5 herein.

19.10        Beneficiary Designations.  A Participant may designate a Beneficiary to receive any Options or SARs that may be exercised after his death or to receive any other Award that may be paid after his death, as provided for in the Agreement (provided that with regard to a Tandem SAR and Related Option, any Beneficiary shall be the same for both Awards). Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee (or its delegee). In the event that the designated Beneficiary dies prior to the Participant, or in the event that no Beneficiary has been designated, any Awards that may be exercised or paid following the Participant’s death shall be transferred or paid in accordance with the Participant’s will or the laws of descent and distribution. If the Participant and his Beneficiary shall die in circumstances that cause the Committee (or its delegee), in its discretion, to be uncertain which shall have been the first to die, the Participant shall be deemed to have survived the Beneficiary.

19.11        Clawback.  All Awards (whether vested or unvested) shall be subject to the terms of the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

19.12        Banking Regulatory Provision.  All Awards shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

P.O. BOX 291 JACKSON, MS 39205-0291

VOTE BY INTERNET - www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. To vote online, have the proxy card in hand, access the website above, and follow the instructions given.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL

Shareholders should mark, sign, and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE NOT VOTING BY INTERNET, TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:	M82105-P59461	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRUSTMARK CORPORATION Items of Business	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2, 3 and 4:	☐	☐	☐

1. Election of Directors - To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.
Nominees:
01) Adolphus B. Baker 02) Tracy T. Conerly 03) Toni D. Cooley 04) Daniel A. Grafton 05) Gerard R. Host 06) David H. Hoster II	07) John M. McCullouch 08) Richard H. Puckett 09) R. Michael Summerford 10) LeRoy G. Walker, Jr. 11) William G. Yates III
For	Against	Abstain
2. To provide advisory approval of Trustmark’s executive compensation.	☐	☐	☐

3. To approve the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan.	☐	☐	☐

4. To ratify the selection of KPMG LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2015.	☐	☐	☐

5. To transact such other business as may properly come before the meeting.

Instruction for Cumulative Voting for Directors: To cumulate votes for directors, do NOT mark “For All”, “Withhold All” or “For All Except” above, but check this box and specify the method of cumulative voting on the reverse side of this card in the section called “Cumulative Voting Instructions/Comments” by writing the number of shares of Common Stock to be voted for the individual nominee(s) and the number(s) of the nominee(s).

Cumulative voting can only be processed by using the proxy card method of voting.        ☐

Please indicate if you plan to attend this meeting.	☐	☐
Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2014 Annual Report to Shareholders are available at

www.trustmark.com under Investor Relations/Annual Meeting of Shareholders.

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M82106-P59461

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2015

The shareholder(s) hereby appoint(s) Daniel A. Grafton and R. Michael Summerford, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at the Trustmark Conference Center, Mississippi Sports Hall of Fame, 1152 Lakeland Drive, Jackson, Mississippi 39216 on Tuesday, April 28, 2015, at 2:00 p.m. Central Time.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, “FOR” APPROVAL OF THE AMENDED AND RESTATED STOCK AND INCENTIVE COMPENSATION PLAN AND “FOR” RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED  REPLY ENVELOPE OR

VOTE BY INTERNET (SEE REVERSE SIDE FOR MORE INFORMATION).

Cumulative Voting Instructions/Comments:

(For any Cumulative Voting Instructions/Comments noted above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE